Exhibit 10.31

LEASE

THIS INSTRUMENT IS A LEASE (including all exhibits, the “Lease”), dated as of December 30, 2020 by and between Prospect Fifth Ave, LLC, a Massachusetts limited liability company, as (“Landlord”), and Ardelyx, Inc. a Delaware corporation, as (“Tenant”), which relates to space in the building known as 400 Fifth Avenue (the “Building”) located in Waltham, Massachusetts. The parties to this instrument (the “Parties”) hereby agree with each other as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1	INTRODUCTION. The following terms and provisions set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed:

1.2	BASIC DATA.

Landlord:Prospect Fifth Ave, LLC, a Massachusetts limited liability company

Landlord’s Original Address:

465 Waverley Oaks Rd, Suite 500

Waltham, MA 02452

Tenant:Ardelyx, Inc.

Tenant’s Original Address:

34175 Ardenwood Blvd.

Fremont, CA 94555

Basic Rent:

Monthly Period	per r.s.f	Monthly Payment
1* – 12	$27.75	$29,748.00
13 – 24	$28.44	$30,487.68
25 – 36	$29.15	$31,248.80
37 – 48	$29.88	$32,031.36
49 – 60	$30.63	$32,835.36
61– 63	$31.40	$33,660.80

* Notwithstanding the Basic Rent set forth above, so long as this Lease is in full force and effect and Tenant is not in Default under any of the terms and conditions of this Lease, Tenant shall be entitled to an abatement of the monthly installment of Basic Rent for the first three (3) months (not to exceed 91 days) of the Term of the Lease (“Free Rent Period”). Tenant shall be responsible for the payment of any separately metered utilities and all other applicable charges under the Lease during the Free Rent Period, as and to the extent provided in this Lease.

Additional Free Rent: Tenant has requested finishes and materials for certain components of the Landlord’s Work that are in excess of the Building Standard. In the event Tenant had not requested such upgrades, the Building Standard cost for such portion of the Landlord’s Work would have been approximately $43,000.00. Landlord shall provide this amount as a credit to Tenant (“Upgrade Credit”). The Upgrade Credit shall be used first to cover the cost and expense of any separate work order(s) requested by Tenant of Landlord, and approved in writing (email being sufficient) by

Tenant, during the Landlord’s Work period, thereafter any remaining portion or all of the Upgrade Credit shall be applied to extend the Free Rent Period on a per diem basis until the Upgrade Credit has been exhausted. The upgraded finishes and materials shall be performed by Creative Office Pavilion (“Creative”) for the installation of a DIRRT glass offices and partition system (as highlighted in yellow and marked with the letter x on the Plan attached hereto labeled “Glass and Furniture Plan”, included in Exhibit A), and related appurtenances including but not limited to the installation of all Tenant required lock hardware on the doors. Landlord has reviewed and approved the general scope of work provided by Creative dated December 22, 2020, but all finals plans for work to be performed by Creative shall be subject to the prior review and approval of the Landlord. Tenant shall be responsible for all costs, fees, and expenses associated with the work performed by Creative, which shall be paid directly by Tenant to Creative in a timely fashion. In the event

Creative’s work or lead time for its materials causes delays to the performance of the Landlord’s Work, it shall be considered a Tenant Delay extending the Commencement Date on a day for day basis until Landlord can resume its work and/or deliver the Premises.

Commencement Date: The “Commencement Date” shall be the date upon which the Substantial Completion (as defined below) of the Landlord’s Work, as described in Exhibit B attached hereto is Achieved and Landlord delivers full possession of the Premises to Tenant, otherwise in the condition required by this Lease. Subject to Tenant Delays and the occurrence of the Force Majeure Event outlined below, the targeted Commencement Date is ninety (90) days after the Effective Date.

Notwithstanding the timeframes listed above, the Parties acknowledge that a Force Majeure Event has occurred that may delay the Substantial Completion Date. The Force Majeure Event that has occurred includes but is not limited to: (i) the declaration of a state of emergency by the Governor of Massachusetts on March 10, 2020; (ii) Order of the Massachusetts Governor Assuring Continued Operation of Essential Services in the Commonwealth, Closing Certain Workplaces and Prohibiting Gatherings of More than 10 People dated March 23, 2020, March 31, 2020, and April 28, 2020, as may be further amended or extended, (iii) the City of Waltham’s Building Department closure to the public on March 18, 2020, possibly delaying and/or preventing the LESSOR from submitting a building permit application, and thereafter delays in scheduling and conducting necessary inspections, (iv) a high likelihood that there may be a shortage of or inability to obtain labor, materials, or equipment, and (v) the possibility that a further order, regulation, rule, or law may be promulgated by an applicable governmental entity that may prohibit the Landlord from commencing or continuing with the Landlord’s Work. This paragraph shall serve as formal written notice of the occurrence of a Force Majeure Event, and all future correspondence regarding this matter shall be sent via email.

Rent Commencement Date: Three (3) months (not to exceed 91 days) after the Commencement Date.

Premises Rentable Area: 12,864 rentable square feet. Said rentable area is agreed to by the parties and is not subject to further measurement or computation.

Permitted Use: General office use and uses accessory thereto, as permitted by governing law, only.

Escalation Factor: 11.34%, as computed in accordance with the Escalation Factor Computation.

Initial Term: The period beginning as of the Commencement Date and expiring at 11:59 p.m. on the last day of the sixty-third (63rd) full calendar month thereafter (the “Expiration Date”). Notwithstanding the foregoing, if the Commencement Date falls on a day other than the first day of a calendar month, the Initial Term of the Lease will be measured from the first day of the next full calendar month following in which the Commencement Date occurs, and the Expiration Date shall be the last day of the 63rd month thereafter.

First Month’s Rent: $29,748.00, to be deposited with Landlord at Lease Execution.

Security Deposit: $62,497.60, to be deposited with Landlord at Lease Execution and held as described in Section 14.17, which may be in cash or in the form of a letter of credit.

Base Operating Expenses/Year: 2021/calendar year

Base Taxes/Year: 2021/calendar year

1.3	ADDITIONAL DEFINITIONS

Anticipated Delivery Date: Ninety (90) days after the Effective Date.

Manager:Prospect Fifth Ave, LLC

Building Rentable Area: 113,399 rentable square feet, which is not subject to reduction on a remeasurement by more than one (1%) percent.

Business Days: All days except Saturday, Sunday, New Year’s Day, Martin Luther King Day, President’s Day, Patriots Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday.)

Effective Date: The Date this Lease is signed by Landlord and returned by Tenant with all required deposits made in good and sufficient funds and the Parties have mutually agreed to a final Plan, Exhibit A, and Landlord’s Work, Exhibit B.

Default: As defined in Section 13.1.

Escalation Charges: The amounts prescribed in Article VIII and Article IX.

Escalation Factor Computation: Premises Rentable Area divided by Building’s Rentable Area. Force Majeure: Collectively and individually, strike or other labor trouble, fire or other casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of, or inability to obtain, fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond a Landlord’s or Tenant’s reasonable control (as applicable). Excluded in all events from the foregoing Force Majeure provisions, is the Tenant’s obligation to pay its rent and other monetary obligations as and when due under the terms of this Lease.

Tenant’s Liability Insurance: As set forth in Section 10.2.

Land Parcel: The parcel of land upon which the Building is located, shown as Parcel 1 on a plan entitled “Subdivision Plan of Land, Prospect Hill Executive Office Park Waltham, Mass.”, dated September 19, 1980, drawn by R.E. Cameron & Associates, Inc., recorded with Middlesex South Registry of Deeds as Plan No. 38 of 1981 and rights appurtenant thereto.

Lease Year or lease year: Each consecutive twelve (12) calendar month period commencing on the Commencement Date and each anniversary thereof. Notwithstanding the preceding sentence, if the Commencement Date shall not be the first day of a calendar month, the second and subsequent lease years shall commence on the first day of the calendar month following the first anniversary of the Commencement Date and each anniversary thereof.

Operating Expenses: As set forth in Article IX.

Operating Year: As defined in Section 9.1.

Premises: The portion of the 2nd (Suite 210) and 3rd (Suite 300) Floors of the Building shown on Exhibit A annexed hereto.

Property: The Building and the Land Parcel.

Tax Year: As defined in Section 8.1

Taxes: As determined in accordance with Section 8.1.

Tenant’s Removable Property: As defined in Section 5.2.

Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.

Exhibits: The following Exhibits are annexed to this Lease and incorporated herein by this reference: Exhibit A – Plan showing Premises

Exhibit B - Landlord’s Work Exhibit Exhibit B-1 – Building Standards Exhibit C – Building Services Exhibit D – Operating Expenses Exhibit E – Rules and Regulations

Exhibit F – Sample Commencement Date Agreement

Exhibit G – Appraisal Methodology for Extension Option Basic Rent Exhibit H – Form Letter of Credit

ARTICLE II

PREMISES AND APPURTENANT RIGHTS

2.1	LEASE OF PREMISES. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises. Subject to the terms of this Lease, Tenant shall have access to and use of the Premises for the Permitted Use twenty-four (24) hours per day, seven (7) days per week, and three hundred sixty-five (365) days per year, subject to the terms of this Lease.

2.2	APPURTENANT RIGHTS AND RESERVATIONS. (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others, the parking areas and walkways on the Land Parcel, public or common lobbies, hallways, stairways and elevators and common walkways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor. Tenant shall have the right to use up to 3.4 parking spaces per 1,000 rentable square feet contained in the Premises, or thirty four (34) parking spaces, provided that Tenant hereby acknowledges that such parking shall be available on a first come, first serve basis and such spaces shall not be "reserved" for Tenant's exclusive use. Tenant acknowledges that Landlord may from time to time designate certain parking spaces on the Land Parcel as reserved for "visitors" of all tenants of the Building. Tenant shall additionally have the right through out the term (as the same may be extended), in common with other tenants of the Building, to use the Cafeteria and Fitness Center, as defined in Exhibit C.

Tenant shall have no other appurtenant rights other than those specifically set forth in this Section 2.2(a) and all such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.7 and to the right of Landlord to designate and change from time to time areas and facilities so to be used. Notwithstanding the foregoing, Landlord shall not materially impede or obstruct access to and from the Premises or the availability of proximate parking in the manner provided as of the Effective Date.

(b) Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows, except the inner surfaces thereof and any space or areas in the Premises used for shafts, pipes, stacks, conduits, fan rooms ducts, electricity or other utilities, mechanical rooms or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Tenant agrees that Landlord shall have the right to place in the Premises interior storm windows, subcontrol devices (by way of illustration, an electric sub panel, etc.), utility lines, pipes, equipment and the like, in, over and upon the Premises.

3.1	PAYMENT. (a) Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Commencement Date (but subject to abatement, delay or credit as expressly provided by this Lease), the Basic Rent and, if and when due and payable, Escalation Charges. Such Basic Rent and Escalation Charges shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease in lawful money of the United States. Until notice of some other designation is given, Basic Rent and Escalation Charges, and all other charges for which provision is herein made shall be paid by remittance payable to Landlord and addressed to 465 Waverley Oaks Road, Suite 500, Waltham, MA 02452 and all remittances so received as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord. In the event that monthly installment of Basic Rent or the Escalation Charges, if applicable, is not paid within two (2) Business Days of when due, Tenant shall pay, in addition to any other additional charges due under this Lease, an administrative fee equal to five percent (5%) of the overdue payment.

(b) Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

3.2	GROSS LEASE.(a) This Lease is a gross lease, and the Basic Rent includes rent on the Premises plus the Tenant’s pro rata share of Operating Expenses and Taxes. Basic Rent and Escalation Charges payable by Tenant hereunder shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided by this Lease.

(b)This Lease shall not terminate, nor shall Tenant have any right to terminate this lease, nor shall the obligations and liabilities of Tenant set forth herein be otherwise affected, except as expressly provided by this Lease.

(c)Tenant waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from the Basic Rent or other charges payable by Tenant hereunder or (ii) to quit, terminate or surrender this Lease or the Premises or any part thereof, except as expressly provided herein.

(d)It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Basic Rent or other charges payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated, suspended or abated pursuant to an express provision of this Lease.

ARTICLE IV COMMENCEMENT AND CONDITION

4.1	COMMENCEMENT DATE. The Commencement Date shall be the date specified in Section 1.2. Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the material conduct of its business prior to the Commencement Date, such date shall for all purposes of this Lease be the Commencement Date. The Tenant shall, upon demand of the Landlord, execute with Landlord a certificate confirming the Commencement Date as it is determined in accordance with the provisions of this Section 4.1 and similar to the form Commencement Date Agreement attached hereto as Exhibit F. Notwithstanding the foregoing, Tenant’s early access to the Premises for installation of wiring, cabling, and otherwise shall in no event constitute Tenant’s conduct of its business hereunder.

4.2	PREMISES TO BE DELIVERED “AS IS”. Landlord shall deliver to Tenant on or about the Anticipated Delivery Date full possession of the Premises (free and clear or all rights, claims, and possessions of Landlord and others) and with all of the Landlord’s Work Substantially Completed and ready for Tenant’s immediate occupancy and use for the Permitted Use. Except as provided in the preceding sentence and subject to the Substantial Completion of the Landlord’s Work (hereinafter defined), the Premises are to be delivered by Landlord "as is," in their present condition, and Landlord shall not be required to perform any work to the Premises or the Building prior to the Commencement Date. Tenant acknowledges that it has inspected the Premises, and that it is not relying on any representations and warranties by Landlord or any agreements by Landlord not expressly set forth in this Lease. Notwithstanding the foregoing, Landlord represents to Tenant and covenants that all mechanical and operating systems, electrical systems and equipment and plumbing systems shall as of the Commencement Date be in good working order.

4.3	LANDLORD’S WORK. Landlord shall cause, at Landlord’s sole cost and expense, to be performed the work required by Exhibit B (“Landlord’s Work”) to be substantially complete on or about the Anticipated Delivery Date. All such work shall be done in a good and workmanlike manner employing building standard methods using contractors licensed in Massachusetts, for the trade required, and shall comply with all laws, regulations, orders, and authorizations applicable thereto. Landlord shall be obligated to obtain at Landlord’s sole cost and expense all permits necessary for Landlord’s Work and a certificate of occupancy as of or soon after Substantial Completion, thereof. Tenant agrees that Landlord may make any immaterial changes in such work which may become reasonably necessary or advisable, without approval of Tenant; and Landlord may make material changes in such work but only with the prior approval of Tenant or it is required by any applicable change in law or regulation. Tenant agrees to review and approve or disapprove plans or specifications or proposed changes to Landlord Work for which Tenant's approval is required within five

(5) days of submittal to Tenant. If Tenant does not so respond, such plans or specifications shall be deemed approved. The term “Substantially Complete” or “Substantial Completion,” as used herein, shall mean: (i) that Landlord’s Work to be performed pursuant to Exhibit B has been completed, with the exception of minor punch list items which can be fully completed within sixty (60) days of Substantial Completion and without material interference with Tenant’s use and occupancy for the Permitted Use, and other items which because of season or weather or the nature of the item are not practicable to do at the time, provided that none of said items are necessary to make the Premises tenantable for the Permitted Use by Tenant; and (ii) Landlord has obtained all approvals necessary for the issuance of a Certificate of Occupancy from the City of Waltham for the Premises as improved by the Landlord’s Work, with such certificate issuing in due course of the City’s normal course of business. Landlord shall retain the risk in the event the City of Waltham delays or fails to issue a permanent Certificate of Occupancy. Landlord shall indemnify and hold Tenant harmless for any related claims for any such delay or non-issuance of the Certificate of Occupancy. Subject to the foregoing, Tenant’s use of the Premises for the Permitted Use and material operation of its business within the Premises shall be deemed conclusive evidence of Substantial Completion of Landlord’s Work.

4.4	DELAYS. Subject to the occurrence of a Force Majeure Event, any changes to the Force Majeure Event references in Section 1.2, and Tenant Delays, if Landlord fails to Substantially Complete the Landlord’s work and deliver to Tenant possession of the Premises in the condition required by this Lease: (i) as of ninety (90) days after the Anticipated Delivery Date, Tenant shall receive a credit equal to one (1) day’s free Basic Rent for each day from and after the sixty first (61st) day after the Anticipated Date until the actual Commencement Date and possession of the Premises is delivered to Tenant in the condition required by this Lease, with all of the Landlord’s Work Substantially Complete;

(ii) as of one hundred and twenty (120) days after the Anticipated Delivery Date, Tenant shall receive a credit equal to two (2) day’s free Basic Rent for each day from and after the ninety first (91st) day after the Anticipated Delivery Date until the actual Commencement Date and possession of the Premises is delivered to Tenant in the condition required by this Lease, with all of the Landlord’s Work Substantially Complete; and (iii) as of one hundred eighty (180) days after the Anticipated Delivery Date (without regard to the occurrence of Force Majeure Event, but subject to extension for Tenant Delays), Tenant shall thereafter have the right to Terminate this Lease with thirty (30) days’ written notice, in which event Landlord shall promptly refund to Tenant all prepaid rent and the Security Deposit (except as provided for below) and this Lease shall terminate and be of no further force or effect. Provided however, in the event Landlord can deliver the Premises within the foregoing thirty

(30) days Tenant’s right to terminate shall be null and void. Any credit of free Basic rent hereunder shall be applied to Basic rent due and payment immediately after expiration of the Free Rent Period. Provided if the Landlord’s failure to Substantially Complete the Landlord’s Work and deliver the Premises is solely due to the occurrence of a Force Majeure Event or a change in circumstances in the present Force Majeure Event described above and not due to the delay or negligence of the Landlord, and the Lease is ultimately terminated, Tenant shall be responsible for half of the costs, expenses, and fees incurred by Landlord in performance of the Landlord’s Work in accordance with the agreed upon budget for Landlord’s Work, through the actual termination date (“Landlord’s Work Reimbursement”). The Landlord’s Work Reimbursement shall be billed to Tenant after the actual termination date and due within thirty (30) days of Tenant’s receipt of such billing. Landlord may elect to apply the Tenant’s prepaid rent and Security Deposit against the Landlord’s Work Reimbursement.

ARTICLE V USE OF PREMISES

5.1	PERMITTED USE. (a) Tenant agrees that the Premises shall be used and occupied by Tenant and Tenant’s employees only for the Permitted Use and for no other purpose.

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i)Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord therefor;

(ii)Tenant shall not place or permit to be placed or maintained on any doors, exterior walls, windows (including both interior and exterior surfaces of windows and doors) of the Premises any sign (free standing or otherwise), awning or canopy (if applicable), or advertising matter or other thing of any kind, and shall not place or maintain any decoration, lettering, sign, or advertising matter on the glass of any window or door of the Premises or anywhere in the interior of the Premises visible from the exterior or from the common areas thereof without first obtaining Landlord’s prior written consent. Tenant further agrees to maintain such signs, awnings or canopies (if applicable), decorations, lettering, advertising matter or other things as may be installed by Tenant and approved by Landlord in good condition, operating order, and repair at all times. All approved signs of Tenant visible from the common areas of the Building shall be in good taste, professionally lettered, and shall conform to the standards of design, motif, and décor from time to time established by Landlord for the Building. No flashing signs shall be permitted. No credit card signs, advertisements, free-standing signs nor any hand lettered signs shall be visible from the common areas. Tenant shall install professionally lettered signs on its service/second door, if applicable. Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs (free-standing or otherwise), symbol, advertisements or the like visible to public view outside of the Premises. Landlord shall provide Tenant with building standard identity signage (i) on the main building lobby directory at Landlord’s expense, and (ii) on the main entry to the Premises, at Tenant’s expense, (either on the door or on the wall immediately adjacent to the main entry to the Premises, consistent with building standard practices);

(iii)Tenant shall not perform any act or carry on any practice which injure the Premises, or any other part of the Building, or cause offensive odors or loud noise or constitute a nuisance or menace to any other tenant or tenants or other persons in the Building;

(iv)Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations including, without limitation, the Americans With Disabilities Act of 1990, as amended and any regulations promulgated thereunder to the extent applicable to the Premises; and

(v)	Tenant shall throughout the Term of this Lease occupy the Premises for the Permitted

Use and for no other purposes.

5.2	INSTALLATION AND ALTERATIONS BY TENANT. (a) Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements in or to the Premises without Landlord's prior written consent. Any such alterations, additions or improvements shall (i) be in accordance with complete plans and specifications prepared by Tenant where appropriate given the nature of the alterations, additions, and improvements and approved in advance by Landlord; (ii) be performed in a good and workmanlike manner and in compliance with all applicable laws including, without limitation, The Americans with Disabilities Act of 1990, as amended and any regulations promulgated thereunder; (iii) be performed and completed in the manner required in Section 5.2(d) hereof; (iv) be made at Tenant's sole expense and at such times as Landlord may from time to time designate; and (v) become a part of the Premises and the property of Landlord (and Tenant shall have no obligation to remove such alterations, additions, or improvements made by or on behalf of Tenant or to restore the Premises, unless otherwise directed by Landlord in the applicable written consent instrument). Notwithstanding the foregoing, Tenant may make alterations, additions, and improvements having a total cumulative cost of less than $25,000.00 annually during the term of the Lease and that do no involve the structural portions of the Building or common mechanical or operating systems without Landlord’s approval, but with prior written notice.

(b)All articles of personal property and all machinery, equipment, removable fixtures, and furniture owned or installed by Tenant in the Premises ("Tenant's Removable Property") shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

(c)Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as any mechanic's lien shall have been filed against the Premises based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall forthwith take such actions by bonding, deposit or payment as will remove or satisfy the lien.

(d)All of the Tenant's alterations, additions and installation of furnishings shall be reasonably coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations (but without obligation for Tenant to use unionized labor) and not damage the Property or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by Landlord. Installation and moving of furnishings, equipment and the like shall be performed only with labor not reasonably objectionable to Landlord for work in or to the Building. Except for work by Landlord's general contractor, Tenant, before its work is started shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by each of them; and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and commercial public liability insurance and property damage insurance with such limits as Landlord may reasonably require consistent with prevailing requirements for similar types of work in similar buildings where the Building is located, but in no event less than a combined single limit of Two Million and No/100ths ($2,000,000.00) Dollars (all such insurance to be written in companies reasonably approved by Landlord and insuring Landlord and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in correlation therewith to attach to the Premises or the Property and immediately to discharge any such liens which may so attach and, at the request of Landlord to deliver to Landlord security reasonably satisfactory to Landlord against liens arising out of the furnishing of such labor and material where such lien arise, which is not so discharged. Upon completion of any work done on the Premises by Tenant, its agents, employees, or independent contractors, Tenant shall promptly deliver to Landlord original lien releases and waivers executed by each contractor, subcontractor, supplier, material men, architect, engineer or other party which furnished substantial labor, materials or other services in connection with such work and pursuant to which all liens, claims and other rights of such party with respect to labor, material or services furnished in connection with such work are unconditionally released and waived. Tenant shall pay within fourteen (14) days after being billed therefor by Landlord, as an additional charge hereunder, one hundred percent (100%) of any increase in real estate taxes on the Property not otherwise billed to Tenant which shall, at any time after commencement of the Term, directly attributable to any alteration, addition or improvement to the Premises made by or on behalf of Tenant (excluding Tenant's original installation and Tenant's subsequent alterations, additions, substitutions and improvements) whether done prior to or after the commencement of the Term of this Lease. Notwithstanding the foregoing, Tenant shall have the right, if diligently exercised and prosecuted, to contest any such liens or claims without discharge or release (or payment) thereof if reserves or security reasonably acceptable to Landlord are established.

ARTICLE VI ASSIGNMENT AND SUBLETTING

6.1   PROHIBITION. (a) Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting, without in each such case the written consent of Landlord (which consent to any assignment of this Lease or sublease of all of the Premises shall not be unreasonably withheld, delayed or conditioned where use of the Premises continues for the Permitted Use and the assignee, sublessee or transferee has a financial condition not less than that of Tenant as of the Effective Date).

(b)The provisions of paragraph (a) of this Section shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests, or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease; but such provisions shall not apply to (and the consent or approval of Landlord shall not be required, but with notice no later than thirty (30) days of such transfer) transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant (a “Merger/Sale”), provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant at the time of execution and delivery of this Lease as evidenced by the financial information provided to Landlord by Tenant prior to execution and delivery of this Lease, (ii) evidence reasonably satisfactory to Landlord (financial statements consistent with those provided by the original named Tenant hereunder in connection with Landlord’s entering into this Lease being deemed satisfactory) of such net worth shall have been delivered to Landlord at least ten

(10) days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment or subletting, except as expressly permitted by this Lease. In addition to a Merger/Sale, Tenant may expressly assign this Lease, sublease or license all or any portion of the Premises or otherwise make a transfer (a Merger/Sale and each of the following being a "Permitted Transfer") without Landlord’s consent or approval, for transfers of registered ownership interests on a recognized exchange.

(c)If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant other than under a Permitted Transfer (and in such case, only after a Default under this Lease), Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of the foregoing covenant where applicable, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of the original named Tenant from the further performance by the original named Tenant hereunder. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No assignment or subletting, or occupancy shall affect Permitted Use.

(d)If Tenant shall request Landlord to consent to an assignment of this Lease or a subletting (a "Request"), Tenant shall submit to Landlord in writing: (i) the name of the proposed assignee or subtenant, (ii) such information as to its financial responsibility and standing as Landlord may reasonably require, and (iii) all terms and provisions upon which the proposed assignment or subletting is to be made.

(e)In any case where such consent is required and Landlord consents to an assignment or subletting, Landlord shall be entitled to receive fifty (50%) percent of all rental amounts after the deduction for all reasonable costs and expenses related to such sublease or assignment (the "Overages") received by Tenant in excess of Basic Rent, Escalation Charges and other items of additional rent reserved under this Lease attributable to the space sublet or assigned including, without limitation, all lump sum rental payments made in connection therewith. Payments of Overages shall be made by Tenant to Landlord as additional rent within five (5) days of receipt thereof by Tenant.

(d) Landlord shall never be deemed unreasonable in denying its consent to an assignment of this Lease or a subletting of all or any portion of the Premises where such consent is required: (i) in the event that Landlord, in its reasonable judgment, shall determine that the net worth or financial capability of such proposed subtenant or assignee is insufficient to perform its financial obligations under this Lease as an assignee or subtenant; or (ii) if a subletting, such subletting would result in more than two (2) subtenants; or (iii) if such assignment or subletting would require the Premises be used for other than the Permitted Use or require alterations to the Premises inconsistent with the Permitted Use or (iv) if such assignment or subletting is to an existing tenant or occupant of the Building or a prospective Tenant who has inquired about space within the last twelve (12) months; or (v) if there is a vacancy in the Building of space of a similar size and amenity, if the terms and conditions of the assignment or subletting are less favorable than those conditions on which Landlord is then offering to lease such vacant space for a comparable term (or, if Landlord is not then offering space in the Building for lease, those terms and conditions which, in Landlord's reasonable opinion, Landlord would offer to lease space in the Building) consistent with proposals for space within the Building offered within the prior twelve (12) months.

ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITIONS OF PREMISES SERVICES TO BE FURNISHED BY LANDLORD

7.1	LANDLORD REPAIRS. (a) Except as otherwise provided in this Lease, Landlord agrees to keep and maintain in good working order, condition and repair (and replace as necessary) the foundation, roof, common areas, public areas (including loading dock areas, exterior landscaping and parking areas on the Land Parcel), exterior walls (including exterior glass) and structure of the Premises and the Building (including weight bearing walls and columns, plumbing, mechanical, operating and electrical systems, including without limitation, common heating, ventilation and air conditioning, but excluding any systems installed specifically for Tenant's benefit and which exclusively serve the Premises), all insofar as they affect the Premises, except that Landlord shall in no event (other than due to the gross negligence or act of Landlord, its agents, employees or contractors) be responsible to Tenant for the condition of glass in the Premises or for the doors (or related glass and finish work) leading to the Premises, or for any condition in the Premises or the Building caused by any act or neglect of Tenant, its agents, employees, invitees or contractors. The fact that Landlord is responsible for the foregoing described repairs shall not be construed to prohibit the costs thereof from being included in Operating Expenses. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly provided in this Section

7.1 or unless expressly provided otherwise in this Lease.

(b)Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease; unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

(c)Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord's option be furnished from time to time, in whole or in part, by employees of Landlord or by the Manager of the Property or by one or more third persons.

7.2	TENANT’S AGREEMENT. (a) Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain, and Tenant shall surrender the Premises, at the end of the Term, in such condition. Without limitation, Tenant shall continually during the Term of this Lease maintain the Premises in all material respects in accordance with all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction, and of the applicable Board of Fire Underwriters, and shall, at Tenant's own expense, obtain all permits, licenses and the like required by applicable law from and after the Commencement Date in connection with the operation of Tenant’s business within the Premises. Notwithstanding the foregoing or any of the other provisions of this Article VII, Tenant shall be responsible for the cost of repairs which is necessary by reason of damage to the Property caused by any act or neglect of Tenant or its agents, employees, contractors or invitees (including any damage by fire or any other casualty arising therefrom).

Without limitation of the foregoing, Tenant shall not do or perform, and shall not permit its agents, servants, employees, contractors or invitees to do or perform any act or thing in or upon the Property which will invalidate or be in conflict with the certificate of occupancy for the Premises or the Building or violate any statute, law, rule, by-law or ordinance of any governmental entity having jurisdiction over the Property (the "Requirements"). Tenant shall, at Tenant's sole cost and expenses, take all action, including the making of any improvements or alterations to the Premises necessary to comply with all Requirements (including, but not limited to the Americans With Disabilities Act of 1990 (the "ADA") taking effect from and after the Commencement Date, as modified and supplemented from time to time) which shall, with respect to the Premises or with respect to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with the Premises, Tenant's occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a "place of public accommodation" under the ADA), or any installations in the Premises made by or for the Tenant (but excluding work associated with the Landlord’s Work), or required by reason of a breach of any of Tenant's covenants or agreements under this Lease, whether or not such Requirements shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof. Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any alterations necessary to comply with any Requirements, unless compliance shall be required by reason of (i) any cause or condition arising from and after the Commencement Date out of any alterations or installations in the Premises (whether made by Tenant or by Landlord on behalf of Tenant but excluding any cause or condition arising out of Landlord’s Work), (ii) Tenant's particular use, manner of use or occupancy of the Premises (as opposed to mere use as executive, general and administrative offices), (iii) any breach of any of Tenant's covenants or agreements under this Lease, or (iv) any wrongful act or omission by Tenant or Tenant's agents, servants, employees, contractors or invitees, or (v) Tenant's use or manner of use or occupancy of the Premises as a "place of public accommodation" within the meaning of the ADA.

(b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith (but subject to Tenant’s ability to obtain permits, labor and materials and subject to occurrence of a Force Majeure Event), and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand (but subject to Tenant’s ability to obtain permits, labor and materials and subject to the occurrence of Force Majeure Event), Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section

14.18 being applicable to the reasonable out of pocket costs thereof) and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason thereof. Notwithstanding the foregoing, Landlord may elect to take action hereunder immediately and without notice to Tenant (but Landlord shall in such event make reasonable effort to provide Tenant with advance telephonic notice) if Landlord reasonably believes an emergency to exist which imminently threatens loss or damage to persons or property.

7.3	FLOOR LOAD – HEAVY MACHINERY. (a) Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry, and which is allowed by law. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's reasonable judgment, to absorb and prevent vibration, noise and annoyance of a type or degree which would (i) cause damage to the Premises or the Building or (ii) constitute a nuisance or annoyance for other tenants of the Building (giving due regard to the commercial nature of the Building).

(b)If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving, except to the extent arising from the negligence or willful misconduct of Landlord or its employees, contractors, agents or invitees.

7.4	BUILDING SERVICES. Subject to the terms and provisions of Exhibit C, Landlord shall provide the Building Services described in Exhibit C. Tenant will pay to the Landlord a reasonable charge for any extra cleaning of the Premises required because of the unusual generation of waste or cleaning needs due to Tenant’s use of the Premises above that required for typical general office usage but not including general cleaning requirements related to the pending COVID-19 emergency (which shall be Landlord’s obligation within the common areas of the Building and the Tenant’s obligation within the Premises), additional/augmented cleaning within the Premises requested by Tenant and/or otherwise required by applicable state and local requirements but not including general cleaning requirements related to the pending COVID-19 emergency, and for any Additional Services rendered at the request of Tenant. If the cost of cleaning the Premises shall be increased due to the installation in the Premises, at Tenant's request, of any unique or special materials, finish or equipment (after Tenant’s having been notified of the resulting increased cost), Tenant shall pay to Landlord an amount equal to such increase in cost. All charges for additional services due under this Lease shall be due and payable within ten

(10) days of the date on which they are billed.

ARTICLE VIII REAL ESTATE TAXES

8.1	PAYMENTS ON ACCOUNT OF TAXES. (a) For the purposes of this Article, the term "Tax Year" shall mean each calendar year in which any part of the Term of this Lease shall fall; and the term "Taxes" shall mean all taxes and assessments of every kind and nature imposed, assessed or levied by a governmental authority on the Land Parcel, the Premises, or the Building of which the Premises is a part, including without limitation all real estate taxes, betterments, assessments (ordinary or extraordinary), water rents, sewer, other charges, or methods of assessment. Any betterment assessment, so-called “rent tax” or any other tax levied or imposed by any governmental authority assessed to the Land Parcel in addition to, in lieu of or as a substitute for real estate taxes, shall nevertheless be deemed to be real estate taxes for the purposes of this Paragraph. Betterments and assessments, if includable in Taxes hereunder shall be paid over the longest period of time permitted by governing authority. The term “Taxes” shall not include any inheritance or estate taxes, or any taxes on income to the extent applicable to Landlord’s net income. If the Land Parcel is improved by more than one Building, Taxes and any Tenant obligation for payment of a portion thereof shall be equitably prorated (taking into account any allocation of assessed valuation made by governing authority).

(b)In the event that, for any reason, Taxes shall be greater during any Tax Year than Base Taxes set forth in Section 1.2, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Taxes over Base Taxes, multiplied by (ii) the Escalation Factor, such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term of this Lease ends. Landlord shall provide Tenant with copies of applicable tax bills in connection with each respective request for payment of amounts payable by Tenant pursuant to this Section 8.1(b) and in connection with adjustments of the estimated monthly amounts payable by Tenant pursuant to Section 8.1

(c)hereof and at the time of any year end recapitulation of Tenant’s obligations hereunder, unless the Landlord has previously provided the most up to date tax bills.

(c) Estimated payments by Tenant on account of Taxes shall be made monthly and at the time and in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time tax payments are due a sum equal to Tenant's required payments, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year, with minimum estimates payments being 105% of the prior year’s actual tax payments. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant in writing of the amount thereof and Landlord’s computation of Tenant's payment on account thereof. Landlord shall not adjust the estimated amounts required to be paid by Tenant more than two (2) times with respect to any Tax Year and at the time of advising Tenant of tenant’s Tax obligation, Landlord shall provide Tenant with copies of the applicable tax bills upon which such adjustments are made. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Tax Year, Landlord shall credit the amount of overpayment   against subsequent obligations of Tenant on account of Taxes due for the immediately next succeeding month (with a prompt refund of any balance to Tenant or, promptly refund to Tenant such overpayment if the Term of this Lease has ended and Tenant has no further Tax obligation to Landlord); but if the required payments on account thereof for such Tax Year due from Tenant under this Lease are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord. Landlord shall have the same rights and remedies for the non-payment by Tenant of any payments due on account of Taxes as Landlord has hereunder for the failure of Tenant to pay Basic Rent.

8.2	ABATEMENT. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year which is not due to vacancies in the Building, then out of any balance remaining thereof after deducting Landlord's reasonable out-of-pocket expenses reasonably incurred in obtaining such refund, Landlord shall pay to Tenant, provided no event of Tenant Default has occurred (which is not remedied after required notice and before expiration of applicable grace and cure periods), an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest) multiplied by the Escalation Factor; provided, that in no event shall Tenant be entitled to receive more than the payments made by Tenant on account of tax increases for such Year pursuant to paragraph (b) of Section 8.1 or to receive any payments or abatement of Basic Rent if Taxes for any Tax Year are less than Base Taxes or Base Taxes are abated.

8.3	ALTERNATE TAXES. (a) If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or in part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord relating to the Property, Tenant agrees that Tenant shall pay a proportionate share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant's share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.

(b) If a tax (other than Federal or State income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease (but not including any tax on income or profits), Tenant agrees to pay the same as an additional charge within ten (10) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.

ARTICLE IX OPERATING EXPENSES

9.1DEFINITIONS. For the purposes of this Article, the following terms shall have the following respective meanings:

(i)Operating Year: Each calendar year in which any part of the Term of this Lease shall fall.

Operating Expenses: The aggregate costs or expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, maintenance and management of the Property for the general benefit of tenants of the Building including, without limitation those matters set forth in Exhibit D annexed hereto, provided that, if during any portion of the Operating Year for which Operating Expenses are being computed, less than ninety- five percent (95%) of Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the services being supplied hereunder, actual Operating Expenses incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were ninety- five percent (95%) occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.

Notwithstanding anything to the contrary contained in this Lease, Tenant’s aggregate responsibility for Controllable Operating Expenses (defined below), in any calendar year under this Lease shall not increase by more than 5% per year over the immediately preceding calendar year, compounded yearly, for Controllable Operating Expenses, only, during the Term of this Lease, as said term may be extended under this Lease. “Controllable Operating Expenses” shall be defined as all Operating Expenses due under this Lease, except the following “Uncontrollable Operating Expenses”: (i) utilities (e.g. electric, water and sewer),

(ii)real and personal property taxes and assessments, (iii) snow and ice removal, (iv) landscaping, (v) expenditures for necessary capital repairs and replacements, and (vii) insurance premiums and deductibles. Uncontrollable Operating Expenses shall not be subject to the foregoing 5% per cap.

9.2	TENANT’S PAYMENTS. (a) In the event that for any Operating Year Operating Expenses shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) such excess Operating Expenses multiplied by

(ii) the Escalation Factor, such amount to be apportioned for any partial Operating Year in which the Commencement Date falls or the Term of this Lease ends. (b) Estimated payments by Tenant on account of Operating Expenses shall be made monthly and at the time and in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant's required payments, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. Within ninety (90) days after the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year, with estimated installments being 105% of the prior year’s actual Operating Expenses. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant's required payment on account thereof for such Operating Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses due for the next immediately succeeding month (with a prompt refund of any balance to Tenant or promptly refund to Tenant such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord), but, if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being advised in writing by Landlord of Tenant’s additional payment obligation hereunder. Landlord shall have the same rights and remedies for the nonpayment by Tenant of any payments due on account of Operating Expenses as Landlord has hereunder for the failure of Tenant to pay Basic Rent.

9.3	Landlord shall maintain such books and records as to Operating Expenses in accordance with generally accepted accounting principles. Landlord shall permit Tenant, at Tenant’s expense and during normal business hours at the offices of Landlord, but only one (1) time with respect to any Operating Year, to review Landlord’s invoices and statements relating to the Operating Expenses for the purpose of verifying the Operating Expenses and Tenant’s share thereof; provided that notice of Tenant’s desire to so review is given to Landlord not later than thirty (30) days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Any Operating Expenses statement or accounting by Landlord shall be binding and conclusive upon Tenant unless: (a) Tenant duly requests such review within such 30-day period, and (b) within three (3) months after such review request, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. Tenant shall have no right to conduct a review or to give Landlord notice that it desires to conduct a review at any time Tenant is in default under the Lease, except Tenant shall have an audit right in the event the Tenant default is due only to its failure to make Operating Expenses payments. If Tenant’s review of such books and records discloses that Operating Expenses paid by Tenant for any Operating Year(s) exceed Tenant’s obligation therefor under the Lease, Landlord promptly apply such overpayment to Tenant’s rental account; if the Tenant’s review of such books and records discloses that Operating

Expenses paid by Tenant for any Operating Year(s) is less the amount previously paid, Tenant shall promptly pay such underpayment to Landlord. The party conducting the review shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. Tenant agrees that the results of any Operating Expense review shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity except to comply with the obligations of law or any government authority or in connection with any claims brought under this Lease.

ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1	TENANT’S INDEMNITY. To the maximum extent this agreement may be made effective according to law, Tenant agrees to defend, indemnify and save harmless Landlord from and against all claims, loss, liability, costs and damages of whatever nature arising from any default by Tenant under this Lease and the following: (i) from any accident, injury, death or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises after the Commencement Date; (ii) from any accident, injury, death or damage occurring outside of the Premises but on the Property, where such accident, damage or injury results from an act or omission on the part of Tenant or Tenant's agents, employees, invitees or independent contractors; or (iii) in connection with the conduct or management of the Premises by Tenant or of Tenant's business therein, or anything or work whatsoever done, or any condition created (other than by Landlord) in or about the Premises by Tenant; and, in any case, occurring after the date of this Lease, until the end of the Term of this Lease, and thereafter so long as Tenant is in occupancy of the Premises. This indemnity and hold harmless agreement shall include indemnity against all reasonable out of pocket costs, expenses and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable out of pocket attorneys' fees and costs at both the trial and appellate levels. Nothing contained in this Section 10.1 shall be deemed or construed to exculpate Landlord from liability arising from its own negligence, or that of any of its employees, agents, contractors or Invitees. The foregoing indemnification shall be subject to, and shall exclude causes giving rise to, Tenant’s rights of remedy as set forth in Section 4.3. The provisions of this Section 10.1 shall survive the expiration or any earlier termination of this Lease.

10.2	TENANT’S LIABILITY INSURANCE. (a) Tenant shall obtain and keep in force and effect during the Term, at its own cost and expense, commercial general liability insurance, on an occurrence basis, in an amount of not less than One Million Dollars ($1,000,000), and a general aggregate limit of not less than Two Million Dollars ($2,000,000), for injury, death, property damage or other loss arising out of any one occurrence or in the aggregate, protecting Tenant as insured, and naming Landlord, Landlord’s Affiliates, Landlord’s mortgagees, property managers and managing agents as additional insureds (“Additional Insureds”), on a primary and non-contributory basis, against any and all claims for bodily injury, personal injury, death, property damage or other loss occurring in, upon, adjacent to or connected with the Premises or any part thereof. The policy shall not contain any intra-

insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The policy shall cover host liquor liability exposure, and should contemplate coverage for pollution liability claims arising out of Bodily Injury or Property Damage arising out of heat, smoke or fumes caused by a hostile fire. A Waiver of Subrogation shall be provided in favor of Landlord, Landlord’s Affiliates and each as Additional Insureds. Landlord may from time to time during the Term increase the coverages required of Tenant hereunder to that customarily carried in the area in which the Premises is located on property similar in use, amenity and size to the Premises; and

(b)Tenant further agrees to maintain: (a) workers’ compensation insurance with a limit of liability as required by law to be maintained, including a Waiver of Subrogation in favor of Landlord, Landlord’s Affiliates and each Additional Insured; (b) employer's liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000), including a Waiver of Subrogation in favor of Landlord, Landlord’s Affiliates and each Additional Insured; (c) so called “Special Form” insurance coverage for all of its contents, furniture, furnishings, equipment, improvements, fixtures and personal property located at the Premises providing protection in an amount equal to one hundred percent (100%) of the replacement cost basis of said items, (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance; (d) business interruption and extra expense insurance coverage(s) reasonably satisfactory to Landlord but not to exceed Tenant’s rental obligations under this Lease; (e) automobile liability insurance covering all owned, hired, and non-owned vehicles with a combined single limit of not less than One Million Dollars ($1,000,000); and (f) a minimum umbrella liability limit of Three Million Dollars ($3,000,000) covering any general commercial liability, employer’s liability, and auto liability policies, with the Additional Insureds and Waiver of Subrogation provisions mirroring the underlying policies. With respect to automobile liability insurance, Landlord, Landlord’s mortgagees, property managers and managing agents shall be afforded additional insured status on a primary and non-contributory basis, and Waiver of Subrogation shall be provided in favor of Landlord and Landlord’s Affiliates; and

(c)The insurance required hereunder shall be written in form and substance reasonably satisfactory to Landlord consistent with prevailing requirements for similar properties and uses within the location of the Property by a good and solvent insurance company of recognized standing, admitted to do business in Massachusetts, with a general policyholder’s rating of not less than A- VIII (as rated in the most current Best’s Insurance Reports), which company shall be reasonably satisfactory to Landlord. Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefor, and upon failure to pay all premiums and charges when due and payable (and without limiting any other remedies on account thereof), Landlord may, upon reasonable prior notice to Tenant and Tenant’s continued failure to procure the same, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event, Tenant agrees to pay the amount thereof to Landlord on demand, as additional rent hereunder; and

(d)Tenant shall cause to be included in all such insurance policies a provision to the effect that the same will be non-cancelable except upon thirty (30) days written notice to Landlord.

Prior to the Commencement Date, the appropriate certificates of insurance shall be deposited with the Landlord. Any renewals, replacements and endorsements shall also be deposited with Landlord, in the case of renewals, same shall be so deposited at least thirty (30) days prior to the expiration of the prior policy; and

(e)Landlord and Tenant mutually agree that, with respect to any hazard which is covered by property insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss, to the extent of such coverage; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof. Such waiver shall be included in the policy, or such other party shall be named as an additional insured in such policy, and the other party shall reimburse the party paying such premium the amount of such extra premium. Each such policy which shall so name a party hereto as an additional insured shall contain the agreement of the insurer that the policy will not be canceled without at least thirty (30) days’ notice to both insureds and that the act or omission of an insured shall not invalidate the policy as to the other insured.

10.3	TENANT'S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant's own risk. Landlord shall have no responsibility or liability for any loss of or damage to Tenant's Removable Property or for any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is permitted by this Lease or required by law to make in or to any portion of the Premises or other sections of the Property, or in or to the fixtures, equipment or appurtenances thereof, except to the extent caused by the negligence or willful misconduct of Landlord or its employees, contractors, agents or invitees. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building. The provisions of this Section 10.3 shall survive any expiration or earlier termination of the Term of this Lease.

10.4	INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons (other than Landlord's employees, agents, contractors or invitees) occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property, or otherwise. The provisions of this Section 10.4 shall survive the expiration or any earlier termination of this Lease.

10.5	LANDLORD'S INSURANCE. Landlord shall maintain and keep in effect throughout the term of this Lease (a) insurance against loss or damage to the Building and other improvements to the Land Parcel by fire or other casualty as may be included within either fire and extended coverage insurance or "all-risk" insurance in an amount equal to the full replacement cost of the Building (exclusive of foundations) and (b) comprehensive general liability insurance in amounts reasonably determined by Landlord consistent with prudent ownership of compatible properties having similar uses within the location of the Property. Such coverage may be affected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such deductibles as Landlord may elect.

ARTICLE XI LANDLORD’S ACCESS TO PREMISES

11.1 LANDLORD'S RIGHTS. Landlord shall have the right upon reasonable advance oral or written notice to Tenant, of not less than twenty-four (24) hours or less time based on the mutual agreement of the parties (email and telephonic notice sufficient), to enter the Premises at all reasonable hours for the purposes of inspecting or making repairs. Provided however, during any time period in which the Tenant is under physical audit by any applicable professional organization, state or federal agency or other compliance related event materially restricting Tenant’s availability, Tenant may require no less than three (3) Business Days prior oral or written notice from Landlord to access the Premises (email and telephonic notice sufficient), to enter the Premises at all reasonable hours for the purposes of inspecting and making repairs. Notwithstanding the forgoing, no notice shall be required (prior Landlord telephonic notice shall be attempted) in the case of an emergency threatening imminent loss or damage to persons or property for which Landlord may enter the Premises at any hour of the day for the purpose of inspecting or making repairs to the same. Landlord shall also have the right upon such advance notice to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property. In exercising its rights pursuant to this Section 11.1, Landlord shall use good faith efforts to avoid unreasonable interference with Tenant's use of the Premises and an employee Landlord’s property management division shall accompany all service professionals working with Premises.

ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.

12.1	ABATEMENT OF RENT. If the Premises, the Building, all access thereto or more than seventy five (75%) percent of the parking therefor shall be materially damaged by fire or casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant's use of the Premises for the Permitted Use, having regard to the extent to which Tenant may be required to discontinue Tenant's beneficial use of all or a portion of the Premises for the Permitted Use, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Section 5.2), the Building, access thereto and parking therefor to the condition in which they were immediately prior to such damage. If the Premises, the Building, access thereto or substantial portion of the parking therefor shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of beneficial use of the Premises for the Permitted Use suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from such fire, casualty or eminent domain, except as otherwise expressly provided by this Lease.

12.2	RIGHT OF TERMINATION. If (a) the Premises or the Building are substantially damaged by fire or casualty (the term "substantially damaged" meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time the repair work would commence), or (b) any mortgagee then holding a mortgage on the Property or any interest of Landlord therein, should require that insurance proceeds payable as a result of a fire, casualty or action by taking authority be applied to the mortgage debt and the balance thereof remaining, if any, is insufficient for the cost to repair or restore the Premises and the Building or (c) if any material part of the Building is taken by any exercise of the right of eminent domain, then, in the case of (a), (b), or (c) above, Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do to Tenant within sixty (60) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

12.3	RESTORATION: TENANT'S RIGHT OF TERMINATION. If the Premises is damaged by fire or casualty or as a result of a taking and if this Lease shall not be terminated pursuant to Section 12.2, Landlord shall thereafter use due diligence to restore the Premises, the Building, access thereto and parking therefor to substantially its conditions immediately prior to such fire or casualty, (exclusive of any alterations, additions, or improvements made by Tenant). If Landlord is then carrying insurance to the extent required under Section 10.5 of this Lease, Landlord's obligation to restore shall be limited to the amount of insurance proceeds actually made available to the Landlord for the purpose of restoration plus any deductible amount carried by Landlord, or the condemnation awards actually made available to Landlord therefor and provided, further, that Landlord shall have no obligation to restore the Premises or the Building as and to the extent the same cannot be lawfully restored under then applicable zoning and building laws. If, for any reason, restoration of the Premises, the Building, access thereto and parking therefor to the condition required hereby shall not be substantially completed as aforesaid within 180 days after the date of casualty or the effective date of such taking (or the earlier date of Tenant’s loss of beneficial use of the Premises for Tenant’s Permitted Use) (which 180 day period may not be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord's reasonable control, but may be extended on a day for day basis for the period of any delay directly caused by Tenant), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within (30) days after the expiration of such period (as so extended). Landlord agrees to give notice to Tenant prior to claiming any extension of time under the preceding sentence. Upon the giving of such notice, this Lease shall (effective as of a date set forth in such notice which date shall not be sooner than 30 nor later than 60 days after the giving of such notice) cease and come to an end without further liability or obligation on the part of either party unless, within such 30-day period, Landlord substantially completes such restoration to the condition required by this Lease. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to complete such restoration.

Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof (except as otherwise expressly provided by this Lease), but Tenant shall be entitled to an abatement of Basic Rent and Escalation Charges as and to the extent expressly provided in this Lease. Tenant understands that Landlord will not carry insurance of any kind on improvements or alterations made by Tenant or on furniture or furnishings or on any fixtures or equipment removable by Tenant under the provisions of the Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same. If Tenant desires any other or additional repairs for restoration and if Landlord consents thereto, the same shall be done at Tenant's expense. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, carried by Landlord and Tenant, for damage to the Premises and any alterations therein (but only to the extent Landlord undertakes restoration and repair thereof and excluding insurance proceeds for Tenant’s furniture, fixtures, equipment installations, lost business and costs of relocation.

12.4	AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking and related damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from, at its sole cost and expense, prosecuting a separate condemnation proceeding with respect to a claim for the value of any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XIII DEFAULT

13.1TENANT'S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a "Default") shall happen:

(i)Tenant shall fail to pay the Basic Rent, Tenant’s Electrical Charge, or Escalation Charges within five (5) days after written notice that said payment has not been received, provided that the Tenant shall only be entitled to two (2) such written notices within any twelve (12) month period and after the second written notice within a twelve (12) month period if Tenant has an additional failure to pay the Basic Rent, Tenant’s Electrical Charge, Escalation Charge within five (5) days after the date said payment is due then Tenant shall be Default; or

(ii)Tenant shall be provided a minimum of ten (10) days’ notice of unpaid amounts due (email containing such billing from Landlord or Landlord’s construction division shall be sufficient) to review and confirm all other sums payable under this Lease, thereafter in the event Tenant fails to pay such sums payable hereunder within such ten (10) days written notice that said payment had not been received, provided that the Tenant shall only be entitled to two (2) such written notices within any twelve (12) month period and after the second written notice within a twelve (12) month period if Tenant has an additional failure to pay such other sums payable under this Lease within ten (10) days after the date said payment is due then Tenant shall be Default; or

(iii)Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed, and Tenant shall fail to remedy the same within thirty (30) days after Landlord forwarding a notice to terminate to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity for such longer period reasonably required therefor, but not to exceed ninety (90) days after receive of written notice; or

(iv)Tenant's leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(v)Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vi)A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for, an aggregate of sixty (60) days (whether or not consecutive); or

(vi) If a Default of the kind set forth in clauses (i) or (ii) above shall occur and if either (a) Tenant shall cure such Default within the applicable grace and cure period after required notice, if any, or (b) Landlord shall, in its sole discretion, permit Tenant to cure such Default after the applicable grace period has expired, and an event which would constitute a similar Default if not cured within the applicable grace and cure period after required notice shall occur more than two (2) times within the next 365 days, whether or not such event is cured within the applicable grace and cure period after required notice; then in any such case

(1) if such Default shall occur prior to the Commencement Date, this Lease shall ipso facto, and without further act on the part of Landlord, terminate, and (2) if such Default shall occur after the Commencement Date, Landlord may terminate this Lease by notice to Tenant, and thereupon this Lease shall come to an end as fully and completely as if such date, were the date herein originally fixed for the expiration of the Term of this Lease (Tenant hereby waiving any rights of redemption) and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)If this Lease shall be terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)In the event of any termination upon a Default of Tenant as provided hereunder, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Basic Rent, Escalation Charges and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable out of pocket expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable out of pocket legal expenses, reasonable out of pocket attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting Tenant shall pay such current damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

(d)At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord's election, Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating Year or Tax Year) for what would be the then unexpired Term of this Lease if the same had remained in effect, over the then fair net rental value of the Premises for the same period.

(e)In the case of any Default, re-entry, expiration and dispossession by summary proceeding or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and reasonably necessary to re-let the same and (ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole reasonable judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease resulting in a termination of this Lease for Default.

(f)The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled to lawfully, and Landlord may upon a Default by Tenant invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. All reasonable out of pocket costs and expenses incurred by or on behalf of Landlord (including, without limitation, reasonable out of pocket attorneys’ fees and expenses) in enforcing its rights hereunder and/or occasioned by any Default of Tenant shall be paid by Tenant.

13.2	LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. It is the express understanding and agreement of the parties and a condition of Landlord’s agreement to execute this Lease that in no event shall Tenant have the right to terminate this Lease or seek an abatement to or offset from Basic Rent or Escalation Charges as a result of Landlord's default, but Tenant shall be entitled to seek all other remedies, at law or equity, as a result of such default. Tenant hereby waives its right to recover punitive, special or consequential damages arising out of any act, omission or default by Landlord (or any party for whom Landlord is responsible). Except as otherwise expressly provided by this Lease, this Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event (as defined below), and, except as otherwise expressly provided by this Lease, the time for Landlord's performance shall be extended for the period of any such delay. Any claim, demand, right or defense by Tenant that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless Tenant commences an action thereon, or interposes a defense by reason thereof, within six (6) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, right or defense, or (ii) if such inaction, omission, event or action was not discoverable within such six (6) months, then within sixty (60) days after its discovery. Tenant shall look solely to the equity of the Landlord in the Building and the Land

Parcel and all proceeds, net income and profits therefore for the satisfaction of Tenant’s remedies. As used herein, a “Force Majeure Event” shall be any delay caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control.

ARTICLE XIV MISCELLANEOUS PROVISIONS

14.1	EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit its employees, agents, contractors or invitees to do anything in or upon the Premises or the Property, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or on the Property above the standard rate applicable to premises being occupied for the Permitted Use; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as an additional charge hereunder.

14.2	WAIVER. (a) Failure on the part of Landlord or Tenant to complain of any action or non•action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3	COVENANT OF QUIET ENJOYMENT. Subject to the terms and provisions of this Lease, on payment of the Basic Rent and Escalation Charges if and when due and payable under this Lease and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant's part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4	LANDLORD'S LIABILITY. (a) Tenant specifically agrees to look solely to Landlord's then equity interest in the Property at the time owned, and all proceeds, net income and profit therefrom, for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant.

(b)	With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by Force Majeure, strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord's reasonable control, or for any cause due to any act or neglect of Tenant or Tenant's servants, agents, employees, licensees or any person claiming by, through or under Tenant; nor shall any such failure give rise to any claim in Tenant's favor that Tenant has been evicted, either constructively or actually, partially or wholly.
(c)	In no event shall Landlord ever be liable to the Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.
(d)	With respect to any repairs or restoration which are required or permitted to be made by Landlord, the same may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance of interruption of business arising therefrom. In exercising its rights hereunder, Landlord shall use good faith efforts to avoid unreasonable interference with Tenant's use of the Premises for the Permitted Use.
(e)	In no event shall Landlord be liable for any breach of any term, condition or covenant during the Term unless the same shall occur during and within the period of time that it is the owner of the Building. In no event and under no circumstances shall Landlord be liable to Tenant for any consequential or special damages in connection with any act of Landlord, its agents, employees, invitees or independent contractors or otherwise.

14.5	NOTICE TO MORTGAGEE OR GROUND LESSOR. After receiving written notice from any person, firm or other entity that it holds a mortgage or a ground lease which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor (provided Tenant shall have been furnished with the name and address of such holder or ground lessor), and the curing of any of Landlord’s defaults within applicable cure periods under this Lease by such holder or ground lessor shall be treated as performance by Landlord.

14.6	ASSIGNMENT OF RENTS AND TRANSFER OF TITLE. (a) With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon (i) foreclosure of such holder's mortgage (but only if such holder shall purchase such property at foreclosure), or (ii) the entry and taking of possession of the Property by such holder (but only as to matters which shall accrue or arise during the period of possession by such holder).

(b)In no event shall the acquisition of Landlord's interest in the Property by a purchaser which, simultaneously therewith, leases Landlord's entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller•lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser lessor.

(c)Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder which are to be performed or observed from and after the date of such transfer, provided Landlord’s obligations with respect to any Security Deposit shall remain in effect until actual delivery thereof to its successor in title.

14.7	RULES AND REGULATIONS. Tenant shall abide by rules and regulations from time to time established by Landlord, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants of the Building of similar nature to the Tenant named herein. Landlord agrees to use reasonable efforts to ensure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be any conflict between such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control. The current rules and regulations of the Building are attached as Exhibit E. In each instance where Tenant’s compliance with Landlord rules and regulations is required in this Lease, such requirement shall be subject to this Section 14.7.

14.8	ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated or payable as an additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.9	INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

14.10	PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article VI hereof or where assignment by Tenant is expressly permitted by this Lease.

14.11	RECORDING. Tenant agrees not to record this Lease, but each party hereto agrees, on the request of the other, to execute a so-called notice of lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

14.12	NOTICES. Whenever, by the terms of this Lease, notices, consents or approvals and other communications ("notices") shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by (i) registered or certified mail, return receipt requested, postage and handling prepaid or (ii) reputable overnight courier with evidence of receipt, postage and handling prepaid, or (iii) by hand delivery with acknowledgment of receipt; or (iv) by electronic mail or facsimile transmission with confirming receipt:

If intended for Landlord, addressed to Landlord at 465 Waverley Oaks Road, Suite 500, Waltham, MA 02452(or to such other address or addresses within the continental United States as may from time to time hereafter by designated by Landlord by like notice), with electronic mail to Robert L. Duffy, Jr. at bobduffy@duffyproperties.com.

If intended for Tenant, addressed to Tenant at Tenant's Original Address until the Commencement Date and thereafter to the Premises (or to such other address or addresses within the continental United States as may from time-to-time hereafter be designated by Tenant   by   like   notice),   with   electronic   mail   to at

 .

All such notices shall be effective upon receipt thereof by the addressee provided that the same are received in ordinary course at the address to which the same were sent. Provided further however that rejection or refusal to accept or inability to deliver because of change of address (without proper notice of such change of notice address as required hereunder) shall be deemed receipt of the notice sent as of the first day of refusal or rejection or the first date of attempted delivery to the address specified herein in the case of a change of notice address without proper notice of such change of address as aforesaid.

14.13	WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.14	PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Lease.

14.15	RIGHTS OF MORTGAGEE OR GROUND LESSOR. This Lease shall be subordinate to any mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect, provided that (i) the holder shall execute a subordination and non-disturbance agreement in favor of Tenant to provide that in the event of the foreclosure of such mortgage or the exercise of rights of possession under such ground lease, Tenant's rights under this Lease shall not be affected so long as Tenant continues to pay the Basic Rent, Escalation Charges and other sums and charges provided for in this Lease and otherwise complies with each and every one of its obligations hereunder and otherwise in form reasonably satisfactory to Landlord and Tenant (an “SNDA”), and (ii) the lien of such mortgage shall not cover any of Tenant's personal property or any of the Tenant's fixtures, furnishings, alterations or improvements installed by Tenant or Tenant's contractors and which Tenant is permitted to remove from the Premises pursuant to the terms of this Lease. Subject to the foregoing, if this Lease is subordinate to any mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, at the election of such holder (or successor) Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder (or successor) and Tenant. Tenant agrees to execute such instruments of subordination subject to the aforesaid condition or attornment in confirmation of the foregoing agreement (provided such holder shall agree to assume in writing all of the obligations of the Landlord under this Lease) as such holder may request.

14.16	STATUS REPORT. Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance of Tenant or Landlord hereunder, Tenant on the written request of Landlord made from time to time, will within ten (10) Business Days of any such request furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to any other third party designated by Landlord and holding an interest in the Premises, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgment that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. From time to time, upon not less than fifteen (15) days prior written request, Landlord shall execute, acknowledge and deliver to Tenant, a statement in writing certifying: (a) that the Lease is unamended (or specifying any amendments); (b) that this Lease is in full force and effect (if such be the case); (c) the dates through which Basic Rent and Escalation Charges and any other payments have been paid; (d) any claims, defenses, offsets and counterclaims which Landlord has at the time of execution of such statement or that there are none; and (e) such other data as may reasonably requested by Tenant.

14.17	SECURITY DEPOSIT. Simultaneously with the execution and delivery of this Lease, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”), which Security Deposit shall be in the Security Deposit Amount (as defined in Section 1.2) and shall consist either of cash or of a clean, irrevocable letter of credit satisfactory in a form similar to Exhibit H, and issued by an FDIC insured bank located in Boston reasonably satisfactory to Landlord in favor of the Landlord. During the Term hereof, and any extensions thereof, and for ninety

(90) days after the expiration of the Term, or for so long thereafter as Tenant is in possession of the Leased Premises or has unsatisfied obligations hereunder to Landlord, the Security Deposit shall be security for the full and timely performance of Tenant’s obligations under this Lease; which cash may be used or letter of credit drawn upon by Landlord in the event of Default and applied from time to time against outstanding obligations of Tenant hereunder without notice or demand. Tenant shall have no right to require Landlord to so apply the Security Deposit, nor shall Tenant be entitled to credit the same against rents or other sums payable hereunder; no interest shall accrue thereon. If the Security Deposit is in the form of a letter of credit, during the entire Term hereof, including any extension thereof, Tenant shall cause said letter of credit to be renewed, in identical form to that delivered herewith, no later than thirty (30) days prior to the date of expiration of same. Without limiting any other remedies of Landlord, in the event that Tenant fails to renew any letter of credit given hereunder at least thirty (30) days prior to the date of expiration thereof, then Landlord shall have the right to draw down the entire amount of said letter of credit and hold such sums as a cash deposit. If and to the extent that Landlord makes such use of the Security Deposit, or any part thereof, the sum so applied by Landlord (from cash or from a drawing on the letter of credit) shall be restored to the Security Deposit, in cash, by Tenant upon notice from Landlord, and failure to pay Landlord the amount to be so restored (within the grace period applicable to Fixed Rent hereunder) shall be a Default hereunder giving rise to all of Landlord’s rights and remedies applicable to a Default in the payment of rent. In the event of a change of circumstance relating to the bank issuing the letter of credit, or Landlord otherwise reasonably believes the financial conditions of the issuing bank has been degraded, Landlord reserves the right to require Tenant to replace the letter of credit from time to time with a substitute similar letter of credit issued by another bank satisfactory to Landlord. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit. Tenant acknowledges that the Security Deposit is not an advance payment of any kind or a measure of Landlord's damages in the event of Tenant's Default; Landlord shall not be obliged to keep the Security Deposit as a separate fund or pay interest thereon but may commingle the Security Deposit with its own funds. Tenant hereby waives the provisions of any law which is inconsistent with this Section 14.17.

14.18	REMEDYING DEFAULTS. Landlord shall have the right, but shall not be required, to pay such sums or to do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease following Default therein by Tenant, and in the event of the exercise of such right by Landlord following a Default therein by Tenant, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to twelve percent (12%) as an additional charge. Any payment of Basic Rent, Escalation Charges or other sums payable hereunder not paid within two (2) Business Days of when due shall, at the option of Landlord, bear interest at a per annum rate equal to 5% from the due date thereof and shall be payable forthwith on demand by Landlord, as an additional charge.

14.19	HOLDING OVER. Any holding over by Tenant after the expiration or earlier termination of the Term of this Lease shall be treated as a monthly tenancy at sufferance at a rate equal one hundred fifty (150%) for the first (1st) month, and thereafter two hundred (200%) for every month thereafter of the Basic Rent and Escalation Charges in effect on the date immediately preceding such expiration or earlier termination date. Beginning in the second (2nd) month of holding over, Tenant shall also pay to Landlord all damages, direct and/or indirect (including any loss of a tenant or rental income), sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable (except there shall be no options to extend the Term if any be contained in this Lease).

14.20	SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, and additions and improvements, including, without limitation, data wiring and cabling, which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only ordinary wear and use and damage by fire, other casualty or as the result of eminent domain proceedings for which, under other provisions of this Lease, Tenant has no responsibility of repair and restoration. Tenant shall remove all of Tenant’s Removable Property and, to the extent specified by Landlord in the consent to alterations, all alterations and additions made by Tenant and all partitions wholly within the Premises and shall repair any damage to the Premises or the Building caused by such removal. To the extent Landlord requires removal of alterations or additions permitted to be made by Tenant without Landlord prior written consent, Landlord shall submit such removal request in writing to Tenant at least thirty (30) days prior to expiration or termination of the Lease. Any Tenant's Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant's sole reasonable cost and expense.

14.21	APPROVALS. Tenant shall reimburse Landlord, as additional rent, promptly on demand, and in all events within thirty (30) days of notice of demand for all reasonable out-of-pocket expenses, including but not limited to legal, engineering or other professional services or expenses incurred by Landlord in connection with any request(s) by Tenant for consents or approvals hereunder made from and after the Commencement Date (but in no event in connections with Landlord’s Work, fitup and delivery of the Premises to Tenant prior thereto). Landlord shall not, in connection with any request(s) by Tenant for consents or approvals under this Lease, unreasonably withhold, delay, or condition such consent or approval.

14.22	BROKERAGE. Each of Landlord and Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than NAI Hunneman

(Landlord) and Jones Lang LaSalle (Tenant), and in the event of any brokerage claims against either party predicated upon prior dealings with the other party, such party agrees to defend the same and indemnify the other against any such claim. Landlord shall be responsible for payment of all finder’s fees, commissions and costs and expenses due said named brokers.

14.23	SPECIAL TAXATION PROVISIONS. Landlord shall have the right at any time and from time to time, to amend the provisions of this Lease if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the United States Internal Revenue Code, or regulation issued thereunder, and Tenant agrees that it will execute all documents or instruments reasonably necessary to effect such amendment or amendments, provided that no such amendment shall result in an increase in the overall economics of this lease for Tenant, and provided that no such amendment shall result in Tenant receiving under the provisions of this Lease less services or amenities than it is entitled to receive nor services or amenities of a lesser quality, or otherwise adversely interfere with or affect Tenant's use of the Premises for the Permitted Use or create any greater liability or obligation for Tenant.

Anything contained in the foregoing provisions of this Lease (including, without limitation, Article VI hereof) to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any other agreements shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

14.24	HAZARDOUS MATERIALS. Tenant shall not (either with or without negligence) cause or permit its employees, agents or contractors to cause the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Property or the Premises. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials by its employees, agents or contractors in any manner prohibited by law, nor allow to be brought into the Property by its employees, agents or contractors any such Hazardous Materials except for use in the ordinary course of Tenant's business, and (if other than customary office and cleaning products) then only after written notice is given to Landlord of the identity of such Hazardous Materials. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321) or listed pursuant to §307 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), as amended, or (vi) defined as "oil" or a "hazardous waste", a "hazardous substance", a "hazardous material" or a "toxic material" under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. If any lender or governmental agency shall during the Term require testing to ascertain whether or not there has been any release of Hazardous Materials by Tenant in the Premises, in each case , of which such party in good faith and on reasonable belief of Tenant’s violation of its obligations hereunder, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies solely to the Premises or is the result of the acts or omissions of Tenant during the Term of   this   Lease.   In   addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's reasonable request concerning Tenant's best knowledge and belief without requirement for inquiry or due diligence regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify and save Landlord harmless from any release or the presence or existence of Hazardous Materials on the Premises occurring from and after the Commencement Date while Tenant is in possession, or elsewhere on the Property if caused by Tenant, its employees, agents or contractors. The covenants and indemnity set forth in this Section 14.24 shall survive the expiration or earlier termination of the Term of this Lease. Landlord expressly reserves the right to enter the Premises during Tenant's business hours and after reasonable prior notice (of not less than three (3) Business Days) to Tenant to perform regular inspections and testing with respect to the presence, existence, release or threat of release of Hazardous Materials, provided Landlord shall use reasonable efforts to minimize disturbance to Tenant’s Permitted Use.

14.25	RIGHT OF FIRST OFFER. Provided (a) Tenant is not in Default under this Lease beyond expiration of applicable notice and cure period; (b) Tenant originally named herein (or a related entity or any assignee, sublessee or transferee under a Permitted Transfer or to whom Landlord otherwise consents) continues to occupy and operate all or substantially all of the Premises; (c) subject to the existing rights of other tenant leases, renewals (whether by option or not), extensions, options to lease, or any rights of first notice or first offer to lease granted pursuant to those certain leases and/or occupancy agreements between Landlord and any other tenants or occupants of the Building executed prior to the Effective Date, Tenant shall have a right of first offer on the following defined suites in their current rentable square foot configuration on the second (2nd) and third (3rd) floors of the Building being Suite 200 (10,039 rsf), Suite 310 (4,247 rsf), Suite 330 (7,227 rsf), and Suite 350 (2,778 rsf) (collectively “Specific Suites”), as such suits become Available (as herein after defined) during the term of this Lease or any extension thereof. At any time during the Term of this Lease, so long as at least twenty-four (24) months of the then term of the Lease remains (which may include an executed extension period), the procedure for Tenant affecting the right of first offer shall be exercised in the following manner:
(i)	Within one hundred and sixty (60) days of any Specific Suites becoming Available, Landlord shall give written notice (email being sufficient to Tenant’s President or legal counsel) describing to Tenant the Availability of or the projected Availability of any Specific Suites subject to the terms described herein (“Availability Notice”). “Available”

or “Availability” shall mean that any Specific Suites, is not subject to a lease and (a) is vacant; or (b) Landlord has received written notice of termination or non-renewal, whether by renewal option or not, and will become free of leasehold commitment within the six

(6) month period and thereafter obtains actual and legal possession of said Specific Suites free and clear of all claims, interests (except for Building tenants that have superior rights), tenants, and debris, and Landlord is free, and has elected to lease space to third parties without restriction. The prsf basic rent for any Available Specific Suites shall be the same as the then current prsf basic rent for the Premises, and shall increase at the same rate and on the same change dates; and

(ii)	Tenant shall have fifteen (15) days to exercise its right of first offer by written notice (email being sufficient to Robert L. Duffy, Jr.) to Landlord to accept or reject Landlord’s Availability Notice for any Specific Suites offered; and
(iii)	Except as otherwise provided herein, any Specific Suites shall be delivered in “as-is” condition, and shall become part of the Premises hereunder upon the delivery of any Specific Suites to Tenant and Landlord shall have no obligation to complete any work or provide any allowance to prepare any Specific Suites for Tenant’s occupancy. Following such election by Tenant, and effective as of the date the Tenant takes possession of any Specific Suites and for the balance of the then term of the Lease, and any extension thereof: (a) the “Premises”, as used in this Lease, shall include any Specific Suites; (b) the “Premises Rentable Area” shall be increased to include the rentable square footage of any Specific Suites taken by Tenant; and (c) the basic annual rent shall equal the sum of the basic rent for the Premises provided for in this Lease plus any Specific Suites basic rent; the Parties shall within thirty (30) days of Tenant’s written response, execute a lease agreement or lease modification to reflect any Specific Suites taken by Tenant, the adjusted terms of the Lease, if any, and such other changes as may be required to reflect the addition of any Specific Suites; and
(iv)	In the event Tenant does not accept any Specific Suites detailed in the Landlord’s Availability Notice within the fifteen (15) day period outlined above, or in the event the parties are unable to conclude a lease agreement or modification for any Specific Suites within the above thirty (30) day period, the Tenant shall be deemed to have refused the particular Specific Suites detailed in the Availability Notice and Landlord may offer and contract for lease such Specific Suites to third parties, and the Tenant’s right of first offer under this Section 14.25 of the Lease shall lapse and be of no further force or effect, until such time as the Landlord has leased the Specific Suite(s) detailed in the Landlord’s Availability Notice to a third party and such Specific Suite(s) thereafter becomes Available; and
(v)	The terms of this right of first offer are not applicable if any Specific Suites becomes Available pursuant to another tenant’s default or sublease clause (unless and until Landlord obtains actual and legal possession thereof); or if any Specific Suites may be subject to a new lease, renewal (whether by option or not), extension or amendment by the current occupant or successor in interest thereto; or any Specific Suites which is subject to a fully executed proposal for rental terms with a third party which predates the Commencement Date.

14.26	OPTION TO EXTEND THE TERM. Provided no Tenant Default has occurred; the Premises has not been reduced by more than fifty (50%) percent; the Premises (as constituted at lease execution) has not been sublet or assigned except pursuant to a Permitted Transfer or with the consent of Landlord; and Tenant continues to occupy the entire Premises (but excluding subleased premises under a Permitted Transfer);; then Tenant shall have one (1) five (5) year option to extend the Lease Term at a rent equal to the market rate for equivalent office space in similarly located buildings within the Waltham market. Tenant must give Landlord written notice it is exercising its extension option no later than nine (9) months prior to the expiration of the then current Lease Term (“Extension Notice”). Landlord shall provide Tenant with Landlord reasonable estimate of the basic rent rate for the extended Term within thirty (30) days of receiving the Extension Notice, which estimate shall reflect Landlord’s good faith determination of then applicable market rate rent. If Tenant does not object to Landlord’s determination of the basic rent for the extension term by written notice to Landlord within ten

(10) days after receipt of Landlord’s notice of Landlord’s determination of market rate basic rent, then Tenant shall be deemed to have accepted basic rent as set forth in Landlord’s notice. If Tenant does timely object within said ten (10) day period to Landlord’s determination, then the parties shall use commercially reasonable efforts to agree upon the basic rent for such extension term; provided however, if the parties cannot agree upon basic rent for the extension term within ten (10) days after Landlord receives Tenant’s objection (the "FMR Resolution Period"), then the Parties shall proceed as provided in Exhibit G attached hereto and incorporated herein by reference. Tenant shall be responsible for all payments necessary to maintain a security deposit equivalent to a minimum of two (2) month’s Basic Rent. Unless provided otherwise by Landlord, all other terms and provisions under the Lease, other than Landlord’s Work, other tenant improvements, any rent deferral or abatement, or any other terms the Landlord and Tenant agree to mutually amend, shall continue through the extended Lease Term. In the event the Tenant does not provide the Extension Notice, execute a lease amendment and provide payment as provided herein, the Tenant shall be deemed to have waived its option to extend the Lease Term and this Lease shall terminate upon the expiration of the then current Term.

14.27	EARLY ACCESS. Provided no event of Tenant Default has occurred and the Tenant does not interfere with the rights of other tenants or the Landlord’s Work, Tenant and Tenant’s vendors will be allowed, upon reasonable Tenant notice and approval of the Landlord, reasonable access to the Premises fifteen (15) days prior to the Commencement Date to permit Tenant to install telephone and data cabling, security systems, modular furniture, fixtures, furniture, and equipment to allow for a transition into the Premises. During such access, Tenant shall be bound by all of the obligations of the Tenant under the Lease, including any and all insurance requirements, but, provided that said access is solely for the purposes listed above to allow for a transition into the Premises, excluding the payment of Base Rent and Tenant’s proportionate share of Real Estate Taxes and Operating Expense during the above referenced early access period and without obligation for payment of utilities or other charges.

14.28	FINANCIAL STATEMENTS. Within ten (10) days after Landlord has made a written request, Tenant agrees to deliver to Landlord a complete financial statement certified by an independent certified public accounting firm, g firm, provided such request shall not be made more than once in any twelve (12) month period and all information received shall be maintained in confidence and shall not be disclosed to third parties except Landlord’s lenders, investors, accountants and legal advisors, and, in each such case, subject to reasonable confidentiality requirements.

14.29	GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts.

14.30	TIME OF THE ESSENCE. Landlord and Tenant each agree that time is of the essence to each and every term and provision of this Lease.

14.31	AUTHORITY FOR EXECUTION. The person executing this Lease on behalf of Tenant hereby covenants and warrants that he or she was duly authorized to so execute this Lease and that this Lease is the valid and binding obligation of Tenant.

14.32	FORCE MAJEURE. It is understood and agreed that in any case where Tenant is required to do any act (other than the payment of money due under this Lease), delays caused by or resulting from an Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, governmental regulations or orders, pandemic or other causes beyond Tenant’s reasonable control shall not be counted in determining the time when the performance of such act must be completed, whether such time be designated by fixed time, a fixed period of time or a “reasonable time.”

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD

Prospect Fifth Ave, LLC

/s/ Robert L. Duffy

By: Robert L. Duffy, Jr., Manager Duly Authorized

TENANT

Ardelyx, Inc.

/s/ Mike Raab

By: Mike Raab, CEO Duly Authorized

EXHIBIT A PLAN

Suite 210

Plan as of 12/21/2020

Suite 210

Glass and Furniture Plan

Plan as 12/22/2020

Glass walls and doors marked on this Plan are highlighted in yellow and marked with letter x. Glass installation shall be a part of the work performed by Creative, at the Tenant’s sole cost and expense. The glass and furniture are shown for informational and illustrative purposes only, and not included in the Landlord’s Work.

Suite 300

Plan as of 12/15/2020

EXHIBIT B

Landlord’s Work

Landlord shall conduct the following Landlord’s Work using available building standard quantities and materials per the Building Standard attached hereto as Exhibit B-1, at the Landlord’s sole cost and expense, building per the mutually approved Plan attached hereto as Exhibit A, including the following:

Suite 210

-	Single and shared offices, as shown and defined by size on the Plan;
-	Office walls shall go above ceiling tile grids, and CEO’s office and conference room(s) walls shall go to the deck;
-	Three (3) electrical outlets in standard office;
-	Offices to be carpeted, kitchen to be V.C.T;
-	Direct/indirect lighting fixtures;
-	Approximately one (1) light per 100 square feet in each office;
-	Conference rooms, as shown on the Plan;
-	New paint and carpet, per Building Standard;
-	Kitchen cabinets p-Lam, and hard surface countertops (all appliances on Tenant to provide, at its sole cost and expense);
-	Deliver the premises with all HVAC/heating systems in good working order; and
-	Costs associated with architectural/engineering expenses.

Tenant shall be solely responsible, at its sole cost and expense, for any of the following (as applicable):

1.	Special engineering/design fees beyond those required for a building permit;
2.	All costs associated with branding the space or logo work (Suites 210 and 300);
3.	Extraordinary or specialty lighting and controls in the open ceiling area
4.	Furniture, fixtures, and equipment;
5.	The standard lease exceptions to the Landlord’s Work listed below.

Suite 300

-	Paint and carpet, similar to Suite 210; and
-	Kitchenette.
-	Otherwise, in “AS-Is, Where-Is Condition”.

Not included in the Landlord’s Work are any and all costs or work associated with:

(i)	telephone/data/voice/network throughout the Premises; and
(ii)cubicles and/or open areas, including but not limited to costs or work associated with their purchase, installation or setup, and any telephone/data/voice/network and/or A/C power wiring, coring, through floor access modules, or other wiring therefore; and
(iii)Interior blinds; the installation of any interior blinds and/or window treatments which may be visible from the common area or outside the Premises is subject to the Landlord’s written consent;
(iv)Coring the conference room floor(s) and/or the server room(s), if any (Landlord’s Work shall include coring if required by applicable law); and
(v)	Any furniture or appliances.

Except for the items noted above and subject to the requirements of Section 4.2 and Section 4.3 of this Lease, the Premises shall be delivered in “AS IS” condition and Tenant acknowledges that by accepting possession of the Premises, the Premises “AS IS” are suitable for its intended use subject to Landlord’s satisfactory completion of all punchlist items. Tenant agrees that Landlord may make any immaterial changes to the Landlord’s Work listed above, if any, which may become reasonably necessary or advisable, without the approval of the Tenant; and Tenant may make material changes in such Landlord’s Work but only with the prior approval of Tenant or it required by any applicable law or regulation.

Tenant shall be solely responsible for all costs and expenses resulting from requests by Tenant for work, quantities or materials in excess of the Building Standards, Landlord’s Work noted above or otherwise by this Lease or as a result of Tenant Delays (as herein defined). “Tenant Delays” shall mean delays caused by: (a) requirements of the plans requested by Tenant that do not conform to Landlord’s Building Standards for office build-out; (b) any change in the plans requested by Tenant;

(c)failure to approve the plans (or changes thereto or modifications thereof) within the time limits provided by Landlord’s construction representative; (d) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason other than due to Force Majeure Event once such work has commenced; or (e) any other act or omission of Tenant or its employees, agents or contractors. Tenant understands and agrees that changes to the Landlord’s Work/Plan(s) that may be needed or desired by Tenant after the execution of this Lease, and or the specification by Tenant of any components or finishes that are not building-standard or as depicted on the Plan(s), will be incorporated into the Plan(s), only if (i) such changes do not modify the scope or character of the Landlord’s Work or any material component thereof, and (ii) such changes will not, individually or in the aggregate, in Landlord’s reasonable opinion, result in a delay in the substantial completion of the Landlord’s Work (after taking into account any time savings achieved thereby). Tenant agrees that any additional cost resulting from such changes, as well as from any changes to the Landlord’s Work (including design and construction costs, including materials, labor and general conditions costs), after taking into account any cost savings achieved thereby, shall be the responsibility of Tenant and shall be paid in full b Tenant to Landlord within thirty (30) days of billing therefor by Landlord; and Tenant agrees that if such changes do result in delay in substantial completion, same shall be deemed a Tenant Delay and the Commencement Date shall be deemed to be the date Landlord’s Work would have been completed, if not for the Tenant’s change requests to the Landlord’s Work/Plan(s), as reasonably determined by Landlord. Notwithstanding the foregoing, no Tenant delay as used herein shall exist unless notice thereof is provided to Tenant and Tenant fails to rectify the cause thereof within seven (7) days of such notice.

The date of Substantial Completion shall be the date Landlord’s Work is substantially complete as defined in Section 4.3 of this Lease. Tenant opening for business in the Premises shall be deemed conclusive evidence of the Substantial Completion of the Landlord’s Work. Notwithstanding the foregoing, if any delay in the Substantial Completion of the Landlord’s Work is due to Tenant Delays, then the Substantial Completion Date shall be deemed to be the date Landlord’s Work would have been substantially completed, if not for same, as reasonably determined by Landlord.

EXHIBIT B-1 BUILDING STANDARDS

Flooring:

Carpet, commercial grade, 26 - 28 oz. glue down or carpet tile, (Shaw Contract or equal) Vinyl base, 4” commercial (with/without toe) VPI or equal. V.C.T., where specified or required to be Armstrong standard Exelon or equal, color by Tenant.

Paint:	Walls, Benjamin Moore Aqua Regal or equal One coat primer tinted

One coat finish, color by Tenant.

Door frames, two coats Benjamin Moore Satin Impervo Color by Tenant

Electrical:

Every room shall have a light switch or occupancy sensor as required. Every office wall shall typically have one duplex electrical outlet on each wall. Floor outlets if required by code. All tel/data by tenant.

Hardware:	Schlage “A” series – nickel lever Butts, 1 ½ pair per leaf

All hardware Schlage unless noted otherwise

Locksets or Store Room function provided for offices and other secure areas. Passage sets on all others.

Doors:	3’ x 7’ Birch or Maple veneer with hollow metal frames, with separate 24” – 30” sidelights per tenant requirement at select locations.

Acoustical:Armstrong Prelude grid 15/16”, 2’ x 2’ Mars Clima Plus Acoustical Ceiling Tile.

Generally at 9’ AFF

Lighting:2’ x 4’ Avanti direct/indirect, approximately 1/100 square feet. LED

HVAC:	All zones, water source heat pumps. Cooling capacity, approximately 2.5 – 3.0 tons/1,000 sf.

Partitions:	Office, 2” x 4” 25gauge metal studs @ 16” o.c. insulated for sound attenuation at select locations. Typically 9’6” – 10’ high.

Tenant demising, 2” x 4” 25 gauge metal studs @ 16” o.c. to underside of deck with sound attenuation

Tenant Entry:	Single or pair of 3/0 x 7/0 glass doors with magnetic locks to be connected to Ardelyx system.

Tenant Interior

Signage:Building standard signage on lobby directory and at entry to suite.

Loading Docks:One (1) public building dock (standard 48” tailgate height)

Exterior Window

Treatments:Vertical blinds as presently exist.

EXHIBIT C BUILDING SERVICES

1.	Heating and Cooling. Landlord shall supply, on Business Days as defined in Section 1.3, from 8:00 a.m. to 6:00 p.m. heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation at an occupancy of not more than one person per 150 square feet of Premises Rentable Area and an electrical load not exceeding 3.0 watts per square foot of Premises Rentable Area. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord shall furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect. The rate in effect as of the date of this Lease shall be $7.50 per ton per hour, and shall be subject to increase or decrease thereafter to reflect increases or decreases thereafter in utility rates. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system, or in any other way interferes with the system’s ability to perform adequately its proper functions, or is requested by Tenant, if and as needed, at Landlord’s option or Tenant’s election, the Landlord shall provide the supplementary systems, at Tenant’s expense. The maintenance, repair, replacement, and expense to operate any supplementary systems during the term of the Lease, or any extension thereof, shall be the sole obligation of the Tenant.

2.	Cleaning Schedule:

NIGHTLY:Between the hours of 5:00 p.m. and 6:00 a.m., Monday through Friday, legal holidays excluded.

1.	Restrooms:
●	Dust and spot clean all toilet partitions, tile walls and receptacles.
●	Refill all dispensers including soap, toilet tissue, paper towels, etc.
●	Dust mop or sweep floors thoroughly; wash and rinse using a germicidal detergent.
●	Empty all trash receptacles and replace plastic liners.
●	Clean and polish all chrome fittings and bright work, including shelves, flushometers and metal dispensers.
●	Clean, sanitize and polish all fixtures including toilet bowls, urinals and sinks using a germicidal detergent solution.
●	Clean and sanitize both sides of toilet seats with a germicidal detergent solution.
●	Clean and polish all mirrors and glass.

2.	Wash and clean water fountains with a germicidal detergent solution.
3.	Office rubbish removal. Empty wastebaskets and replace liners, resulting from business office use, not including manufacturing or product packaging materials, the removal and disposal of this type of rubbish is Tenants responsibility.
4.	Vacuum carpeted areas as needed.
5.	Dry mop, wet mop and burnish tile floors to a polished appearance and/or vacuum and spot clean carpeting.
6.	Wet wipe tabletops in employee lounge, including cleaning of any spills, if applicable.
7.	Keep sidewalks and parking area clean and rubbish free.
8.	Clean entrance door glass to remove finger marks, smudges, etc.

WEEKLY:

1.	Dust rails and sills or as needed.
2.	Sweep stairwells and landings or as needed.
3.	Edge vacuum and moldings.
4.	Keep lawn and landscaping properly maintained, if applicable.

QUARTERLY:

1. HVAC filters cleaning and/or changing filters on roof tops and air handlers. (Lab areas and specialized sections not included)

ANNUALLY:

1. Wash all windows inside and out.

*Note: Lab areas and specialized sections are not included in the above-mentioned cleaning schedule and are the sole responsibility of the Tenant.

COVID-19 Considerations:

Landlord shall be responsible for standard office janitorial and office rubbish removal inside of the Premises, including compliance with federal, state and local COVID-19 requirements then in effect, as may be amended or terminated in the future, while the cleaners are within the Premises performing such standard janitorial services and office rubbish removal (i.e. cleaners will be wearing a face mask). Tenant shall separately contract with the Landlord’s cleaning provider for any cleaning services in excess of the Landlord’s standard office cleaning within the Premises, as the Tenant elects to have performed or is otherwise required by federal, state, and local COVID-19 related requirements and laws. Landlord will be responsible for compliance with COVID-19 heightened cleaning and signage pursuant to federal, state, and local requirements throughout the interior common areas of the Building, including proper signage at the entry doors and elevators, and enhanced cleaning of high touch interior common area surfaces. Compliance and enforcement of COVID-19 federal, state, and local requirements and laws, including but not limited such things as social distancing, compliance with signage, and the wearing of a face masks shall be the responsibility of the applicable governmental authority. Tenant shall be responsible for supplying face makes, hand sanitizer, and other PPE for Tenant’s personnel, promulgating and enforcing company policies related to compliance with COVID-19 federal, state, and local requirements and laws. Landlord may amend or discontinue any heightened cleaning, additional signage, or any other services/notifications mandated by federal, state, and local COVID-19 requirements and laws, as and when such federal, state, and local requirements and laws are amended, expire, or are otherwise no longer applicable.

Security Measures:

The Tenant will be entitled to provide, maintain, replace, remove, and install its own security system within the Premises during the Term, at its sole cost and expense; to install, in a workmanlike fashion, system components of the Tenant’s choosing that include key systems (keyways & cylinder), security cameras and card readers (which may be mounted immediately outside the Premises in the common areas accessible from the Premises). Landlord shall endeavor to timely review and approve requests made by Tenant for the installation and use of additional security measures and equipment within the Premises and adjacent common areas of the Building as of and after the execution of the Lease.

Landlord’s review and approval of such security measures and equipment shall be in its sole discretion, which shall include but is not limited to how such security measures and equipment may integrate into the Building’s security systems, privacy rights of other tenants or visitors of the Building, and how Landlord, its agents or employees, or emergency responders will gain access to the Premises in the case of an emergency.

3.	Electrical Service.
A.Landlord shall supply electricity to the Premises to meet a requirement not to exceed 3.0 watts per square foot of Premises Rentable Area for lighting and for office machines through standard receptacles for standard single-phase 120 volt alternating current. Tenant agrees in its use of the Premises not to exceed such requirement and that its total connected lighting load will not exceed the maximum from time to time permitted under applicable governmental regulations. Landlord shall purchase and install, at Tenant's expense (other than those in place as of the Commencement Date), all lamps, tubes, bulbs, starters and ballasts. Tenant shall pay all charges for electricity used or consumed in the Premises either directly if separately/check metered or as otherwise calculated as a pro rata share. Tenant shall pay the cost of any electric meter to be used or installed in the Premises unless included in Landlord’s Work, and keep such meter in good operating condition. In order to assure that the foregoing requirements are not exceeded and to avert any possible adverse effect on the Building's electric system, Tenant shall not, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, connect any fixtures, appliances or equipment to the Building's electric distribution system other than typewriters, pencil sharpener, adding machines, handheld or desk top calculators, dictaphones, clocks, personal computers and radios and other customary general office machinery and equipment. The Tenant Electrical Rate of $1.75 prsf per annum is subject to review and adjustment by Landlord as hereinafter provided ("Tenant’s Electrical Charge"), provided no adjustment or change therein shall be made prior to the second (2nd) anniversary of the Effective Date, and thereafter such adjustment or change shall be only be commiserate with the direct increase in the cost of supply thereof by the utility provider. Landlord shall provide written notice to the Tenant thirty (30) days prior to the effective date of any increase in the Tenant Electrical Rate.

B.If applicable, Tenant shall pay the Tenant's Electrical Charge for such service. Except as herein specifically set forth, the Tenant's Electrical Charge shall be unaffected by the extent of use of such service by Tenant and is deemed to be included as rental under this Lease payable as and when provided in Section 3.1 of this Lease. If Landlord reasonably determines, from time to time, that Tenant's use, demand and/or consumption of electricity exceeds the customary general office usage (any such excess use, demand or consumption of electricity by Tenant being hereinafter referred to as "Excess Electricity Use"), Landlord may, at its option, give written notice thereof to Tenant (any such notice being hereinafter referred to as an "Excess Electricity Notice") which notice shall specify the amount by which Landlord in good faith estimates that Landlord's cost of such Excess Electricity Use exceeds the cost had such customary office usage been applied extrapolated as a per rentable square foot charge for the Premises Rentable Area (any such excess cost being hereinafter referred to as an "Excess Electricity Use Charge"). The Excess Electricity Use Charge specified in such Excess Electricity Notice shall be due and payable as additional rent as hereinafter provided. Any Excess Electricity Use Charge allocable to a period prior to the date of giving an Excess Electricity Notice shall, at the option of Landlord, be payable as additional rent within thirty (30) days after written demand is made therefor by Landlord. Excess Electricity Use Charges allocable to any period after the date of giving an Excess Electricity Notice shall be due and payable as additional rent monthly in advance in equal monthly installments for the balance of the Term of this Lease on the first day of each calendar month during the Term of this Lease with the first such installment being due and payable on the first day of the first full calendar month following the date of giving any such Excess Electricity Notice, provided, payment thereof shall cease if and when Tenant’s usage is restored to customary general office usage (extrapolated as a per rentable square foot charge for the Premises Rentable Area).

C.If applicable, Landlord will determine Excess Electricity Use at Landlord's option, as follows: (i) by installing submeter(s) and/or check meter(s) and related wiring and equipment in the Premises at Landlord's expense and/or (ii) by estimating Excess Electricity Use in the Premises, such estimates to be prepared by an independent electrical engineer engaged by Landlord at Landlord’s cost and expense and/or (iii) by any other reasonably reliable method reasonably selected by Landlord to estimate and/or calculate Excess Electricity Use. Excess Electricity Use Charges shall be established by Landlord based upon Excess Electricity Use established as aforesaid and based upon Landlord's estimate of the additional cost of such electricity to Landlord over and above the Tenant's Electrical Charge and any than existing Excess Electricity Use Charges in effect. The cost of such electric submeter(s) once installed as well as the cost of installation repair and replacement of any such additional electrical submeter(s) shall be borne by Tenant. Payments due Landlord from Tenant under the terms of this Section shall be deemed to be included within the term "Escalation Charges". Landlord shall have the right, at any time, during the Term of this Lease and as often as it may elect to determine whether Tenant is incurring Excess Electricity Use and to assess Excess Electricity Use Charges as aforesaid.

D.If Tenant shall require, demand, use or consume electricity in excess of the quantity, voltage or connected load specified in paragraph 3A of this Exhibit C Tenant shall, within thirty (30) days after demand, reimburse Landlord, for the cost of such excess electricity. Further, if (i) in Landlord's reasonable judgment, Landlord's facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building's utility systems or additional cost on account thereof, as the case may be, Tenant shall, within thirty (30) days after demand, reimburse Landlord for all additional reasonable out of pocket costs related thereto. Further, if after the Commencement Date Tenant requires electricity in excess of the quantity, voltage or connected load specified in paragraph 3A of this Exhibit C, Landlord, upon written request from Tenant, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as Landlord may reasonably require to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord without affecting the Building or Landlord's plans therefor); provided that Landlord shall have no obligation to furnish any such excess electricity   unless the same shall be permitted by

applicable law and insurance regulations and shall not cause or threaten permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with, or disturb other tenants or occupants of, the Building or interfere with Landlord's plans for the Building.

E.Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the reasonable judgment of Landlord are desirable or necessary, or when prevented from supplying such services or use by strikes, lockouts, difficulty of obtaining materials, accidents or any other cause beyond Landlord's control, or by laws, orders or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Notwithstanding the generality of the foregoing, Landlord shall use reasonable efforts to minimize the period of time in which such utilities and services are curtailed, suspended, interrupted, or stopped.

4.	Other Services.

Landlord shall also provide throughout the Term (as the same may be extended):

A.Passenger elevator service from the existing passenger elevator system in common with Landlord and other tenants in the Building.
B.Hot water for lavatory purposes and cold water (at temperatures supplied by the municipality in which the Property is located) for drinking, lavatory and toilet purposes. If Tenant uses water for any purpose other than for ordinary lavatory, hygiene and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant's water consumption for all purposes. In the latter event, Tenant shall pay the reasonable out of pocket cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and if Tenant defaults in making such payment, Landlord may pay such charges and collect same from Tenant as an additional charge. The foregoing payment obligations are intended to result in Tenant paying the difference between customary usage and extraordinary usage only.
C.Free access to the Premises on Business Days from 8:00a.m. to 5:30p.m., subject to restrictions based on emergency conditions and restricted access at all other times under conditions imposed to provide security for the Building, and all other applicable provisions of this Lease including, without limitation, the provisions of Section 7.4 hereof, provided Tenant shall, subject to the terms of this Lease, have access to and use of the Premises for the Permitted Use twenty four (24) hours per day, seven (7) days per week, and three hundred sixty five (365) days per year.

D.Maintenance of the exterior of the Building, landscaping and lawn care and ice and snow removal from exterior steps, walkways, parking areas and driveways.
E.Landlord shall provide for the operation of a cafeteria food service facility or other type food service (the “Cafeteria”) in the Building. The Cafeteria will be available for use by Tenant and its employees, together with others, during its hours of operation and in accordance with any generally applicable and enforced rules and regulations that may be established concerning such use. Charges for food and other services provided at the Cafeteria shall be as determined by Landlord (or the operator of the Cafeteria or food vendor) from time to time in its sole discretion. It is understood and agreed that all use of the Cafeteria and its facilities, or food vendor shall be at the sole risk of Tenant and the employees using same, and, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Section 13.22, Tenant hereby releases Landlord, and the owner or operator of the Cafeteria for food vendor, from any liability in connection with such use and indemnifies and holds the Landlord, and the owner or operator of the Cafeteria or food vendor, harmless from and against any loss, cost, liability, damage or expense occasioned by or in any way related to or arising from the use of the Cafeteria by Tenant or Tenant’s employees or by any other party allowed to use same by Tenant or any of its employees. There is expressly excluded from the foregoing indemnification, hold harmless agreement and waiver any loss, cost, liability, damage and expense arising from the gross negligence or willful misconduct of Landlord or its employees, contractors, agents or invitees. Landlord reserves the right at any time or from time to time, in its sole discretion, to alter the size, type, location or serving capacity of the Cafeteria or food vendor, or its meals or hours of operation or any other aspect thereof, provided however Landlord shall provide for some kind of food service on Business Days (Landlord reserves the right to not provide food service on Business Days that are the day before or after the holidays listed in the definition of Business Days) within or about the Building and as described below. Notwithstanding the forgoing and due to the Force Majeure Event associated with COVID-19, the Cafeteria and other type food service are not currently operating or being offered in or about the Building and shall not be offered until the Force Majeure Event has ended. Further, the Landlord reserves the right to keep the Cafeteria closed and not offer any type food service for six (6) months past the end of the present Force Majeure Event ending, as it may not be economically viable to operate. Thereafter and in the discretion of the Landlord, food service to the Building on Business Days may be the standard Cafeteria service or Avanti Micro Market or similar/better type service, and may be supplemented on certain Busines Days with third party food providers, food trucks, or similar. To the extent the Cafeteria is open or food service is being made available to the Tenant as provided herein, Tenant shall pay to Landlord, as additional rent and on a so-called net basis, Tenant’s share (as computed in Article 1) of any losses, costs or subsidies incurred or paid by Landlord in operating the Cafeteria or other type food service within thirty (30) days of invoice therefor; provided Landlord may elect to collect same in monthly estimated payments (as reasonably estimated by Landlord from time to time), due on the same date as monthly Basic Rent installment payments are due hereunder, with a periodic (not more often than annual) reconciliation

F.Landlord shall open, operate, and make available to Tenant, at least on Business Days, a fitness center facility (the “Fitness Center”) in the Building. The Fitness Center shall available for use by Tenant and its employees, together with others, during its hours of operation and in accordance with any rules and regulations that may be established concerning such use, including compliance with COVID-19 regulations regarding gyms. Charges for use of and services provided at the Fitness Center shall be as determined by Landlord (or the operator of the Fitness Center, as the case may be) from time to time in its sole discretion. It is understood and agreed that all use of the Fitness Center and its facilities shall be at the sole risk of Tenant and the employees using same, and, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder, Tenant hereby releases Landlord, and the owner or operator of the Fitness Center, from any liability in connection with such use and indemnifies and holds the Landlord, and the owner or operator of the Fitness Center, harmless from and against any loss, cost, liability, damage or expense occasioned by or in any way related to or arising from the use of the in connection with such use. There is expressly excluded from the foregoing indemnification, hold harmless agreement and waiver loss, cost, liability, damage and expense arising from the gross negligence or willful misconduct of Landlord or its employees, contractors, agents or invitees. Landlord reserves the right at any time or from time to time, in its sole discretion, to limit the access to or use of the Fitness Center, or alter its size, type, location or serving capacity, or hours of operation or any other aspect thereof. As of the execution of this Lease, the Fitness Center is operating with certain additional rules and regulations of use due to the Force Majeure Event associated with COVID-19. However, Landlord may have to restrict access, partially or completely, to the Fitness Center as required to do so by any applicable government authority due to the current Force Majeure Event. To the extent the Fitness Center is open and available to the Tenant as provided herein, Tenant shall pay to Landlord, as additional rent and on a so- called net basis, Tenant’s share (as computed in Article 1) of any losses, costs or subsidies incurred or paid by Landlord in operating the Fitness Center within thirty (30) days of invoice therefor; provided Landlord may elect to collect same in monthly estimated payments (as reasonably estimated by Landlord from time to time), due on the same date as monthly Basic Rent installment payments are due hereunder, with a periodic (not more often than annual) reconciliation. In the event the Premises is separately metered for any utility, Tenant shall provide the applicable utility provider with all information necessary for the Tenant to assume control of the appropriate account or meter on or before the earlier of the following, regardless of whether or not any base rent is due: (i) the Lease Commencement Date; (ii) the date of any early access to the Premises, regardless of whether said access is for Tenant to (a) conduct its business, (b) conduct or participate in any improvements to the Premises, (c) install or store any fixtures, furniture, or equipment, or (d) prepare the Premises for the Tenant’s occupancy or move-in. Tenant shall maintain electrical service to the Premises throughout the Term of the Lease, regardless of whether Tenant is actually occupying the space or not. The Premises is separately metered for lights and plugs.

EXHIBIT D OPERATING EXPENSES

Without limitation, Operating Expenses shall include:

1.All expenses incurred by Landlord or Landlord's agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workman's compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord's agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord's agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, and its mechanical systems including, without limitation, day and night supervisors, property manager, accounts, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property, including without limitation fees, if any, imposed upon Landlord or charged to the Property by the state or municipality in which the Property is located on account of the need of the Property for increased or augmented public safety services.

3.The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.A fee for the management of the Property, not to exceed five percent (5%) of the gross revenues of the Property, including, without limitation, all rent and other charges paid by tenants in the Building, together with the cost of reasonable legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.Premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional mortgagees in the Boston area for similar properties, including, but not limited to insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.If, at any time during the term of the Lease, Landlord installs or makes an alteration, improvement, repair or replacement which is classified as a capital expenditure and anticipates to effect a reduction or saving in Operating Expenses, the cost of such expenditure amortized over its useful life, consistently applied, with interest, shall be included in Operating Expenses.

7.Costs for electricity, water and sewer use charges, and other utilities supplied to the Property and not paid for directly by tenants or for which tenants or other occupants are obligated.

8.Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

9.Costs and expenses associated with a Cafeteria and Fitness Center shall be directly allocated to each tenant based upon each tenant’s pro rata share. Should the Cafeteria or Fitness Center cease operation, the payment of monies under this Exhibit for the Cafeteria or Fitness Center costs and expenses shall be prorated to reflect the closing date and thereafter no Cafeteria or Fitness Center costs and expenses shall be owed unless or until the café/cafeteria or gymnasium commenced operation.

Notwithstanding the foregoing, there shall be excluded from Operating Expenses those identified below:

1)	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Site;

2)	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3)	costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or the Site, including Tenant, or relocating any tenant;

4)	financing costs including interest and principal amortization of debts and the costs of providing the same;

5)	except as otherwise expressly provided above, depreciation;

6)	rental on ground leases or other underlying leases and the costs of providing the same;

7)	wages, bonuses and other compensation of employees above the grade of General Portfolio Manager and fringe benefits other than insurance plans and tax qualified benefit plans;

8)	any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building or the Site (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

9)	costs of any items for which Landlord is or is entitled to be actually paid or reimbursed by insurance;

10)	increased insurance or Real Estate Taxes assessed specifically to any tenant of the Building or the Site for which Landlord is entitled to reimbursement from any other tenant;

11)	charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

12)	cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours;

13)	Intentionally Deleted.

14)	cost of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Site;

15)	cost of any work or service performed on an extra cost basis for any tenant in the Building or the Site to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

16)	cost of any work or services performed for any facility other than the Building or Site;

17)	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

18)	any cost of painting or decorating any interior parts of the Building or the Site other than common areas, stairwells, and loading docks;

19)	Intentionally Deleted.

20)	cost of initial cleaning and rubbish removal from the Building or the Site to be performed before final completion of the Building or tenant space;

21)	cost of initial landscaping of the Building or the Site;

22)	Intentionally Deleted.

23)	Intentionally Deleted.

24)	cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building or the Site;

25)	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

26)	cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art;

27)	real estate taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);
28)	direct costs or allocable costs (such as real estate taxes) associated with parking operations if there is a separate charge to Tenant, other than tenants or the public for parking;

29)	charitable or political contributions;

30)	all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

31)	any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee permitted hereby;

32)	Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Site (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby;

33)	costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions;

34)	costs related to governmental compliance in connection with those parts of the Building or the Site that Landlord is responsible for maintaining and repairing, except to the extent attributable to Tenant’s actions or inactions;

35)	costs of complying with to Americans With Disabilities Act as otherwise in effect and enforceable prior to the Effective Date, whether such costs are classified as capital items or expenses under generally accepted accounting principles, except to the extent attributable to Tenant’s actions or inactions;

36)	costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Site or their respective premises; and

37)	costs related to public transportation, transit or vanpools.

EXHIBIT E

RULES AND REGULATIONS

1.The sidewalk, entry, passages, elevator, and stairways shall not be obstructed by the Tenant and shall not be used by them for any other purpose than for ingress and egress to and from their respective premises. Excepted from this restriction is use of these facilities for purpose of moving furniture and equipment to or from the Premises, which is permitted outside of normal office hours and on a non-interference basis with respect to other occupants of the Building.

2.No awnings or other projections shall be attached to the outside walls or windows of the Building without the prior written consent of Landlord. No curtains, blinds, shades, or screens shall be attached or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens, or other fixtures must be of a quality type, design and color, and attached in a manner, reasonably approved by Landlord in writing in advance. All non-building standard curtains, blinds, shades, etc. shall not be visible from either the exterior of the building or the interior building common areas.

3.No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the premises demised to any tenant or occupant of the Building without the prior written consent of Landlord. Interior signs on doors and directory tables, if any, shall be of a size, color and style approved by Landlord in writing and in advance.

4.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.

5.No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other parts of the Building.

6.The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.

7.No tenant or occupant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as Landlord may direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord in writing and in advance.

8.No bicycles, vehicles, dogs (except for seeing eye dogs and similar animals) or other animals, birds or pets of any kind shall be brought into or kept in or about the premises demised to any tenant. Bicycles may be stored in racks, if any, furnished for such purpose by Landlord in a common area of the Property. No stove or open flame cooking shall be done or permitted in the

Building by any tenant without the approval of Landlord. No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant. Any open flame (candle, space heater, cooktop, etc.) is a fire hazard and is strictly prohibited in the Building. Nothing included in the Landlord’s Work shall be deemed a prohibited item under this paragraph of this Lease, nor shall use thereof constitute a violation of this paragraph or this Lease.

9.Without the prior written consent of Landlord, no space in the Building shall be used for manufacturing, or for the sale of merchandise, goods or property of any kind at auction.

10.No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors or windows.

11.Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, storage areas, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant.

12.All removals from the Building or the carrying in or out of the Building or the premises demised to any tenant, of any safes, freight, furniture, or bulky matter of any description must take place at such time and in such manner as Landlord or its agents may determine, from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the Building Rules or the provisions of such tenant's lease.

13.Landlord shall have the right to prohibit any advertising by any tenant or occupant this, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.

14.Each tenant, before closing and leaving the premises demised to such tenant at any time shall see that all entrance doors are locked, lights are turned off, and windows closed. All electrical appliances including but not limited to, computers, monitors, printers, copiers, etc., shall be powered off at the close of business daily.

15.No premises shall be used, or permitted to be used, for lodging or sleeping, or for any immoral or illegal purpose.

16.There shall not be used in the Building, either by any tenant or occupant or by their agents or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require.

17.Canvassing, soliciting and peddling in the Building are prohibited and each tenant and occupant shall cooperate in seeking their prevention.

18.No premises shall be used, or permitted to be used, at any time, without the prior written approval of Landlord, as a store for the sale or display of goods, wires or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purpose.

19.No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord. If any such matter requires special handling, only a person holding a Master Rigger's license shall be employed to perform such special handling. No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of safes and other heavy matter, this must be placed so as to distribute the weight. All engineering required to verify installation method and feasibility shall be at tenant's expense.

20.The requirements of tenants will be attended to only upon application by tenant to the landlord in writing. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, any work outside of their regular duties, unless under specific instructions from the office of the managing agent of the Building.

21.Tenant shall restrict parking by Tenant, its employees, service providers, agents, and visitors to parking areas designated by Landlord and shall comply with reasonable parking rules and regulations as may be modified, posted, and distributed by Landlord from time to time. The parking spaces shall not be used for overnight parking or dead storage of vehicles or other merchandise or material. All vehicles parked or traveling through the common areas of the Building shall maintain a current registration and be properly insured. All parking shall be within the striped spaces in the parking lot. Landlord reserves the right to promulgate a system of parking stickers or passes as necessary to control parking by tenants and their visitors, and tenants shall reasonably cooperate in the implementation of such system.

22.All locks for doors in each tenant's Premises shall be building standard and no tenant shall change or install any additional lock or locks on any door in its leased area without Landlord's written consent. Tenant shall provide Landlord all access codes and any other devices necessary for Landlord's entry to Tenant's premises.

23.	All Tenant entry doors, when not in use, shall be kept closed.

24.Landlord will not be responsible for lost or stolen personal property, money or jewelry from any premises demised to any tenant or occupant or public areas regardless of whether such loss occurs when the area is locked against entry or not.

25.Tenant shall not duplicate Access Keys or Access Control Cards. Tenant shall promptly report to Landlord any and all lost or stolen Access Keys or Access Control Cards. Lost or stolen Access Keys or Access Control Cards will be replaced by Landlord after notification. Replacement and any associated security system reprogramming shall be at Tenant's sole cost and expense.

26.Every reference herein to “Landlord’s Consent or Approval” means “prior written consent or approval of the Landlord in each instance”.

27.No Tenant shall smoke tobacco or marijuana in any part of the Property. Upon notice from the Landlord, Tenant shall immediately cease all activity in and around the Property which, in the reasonable discretion of the Landlord, constitutes noisy, offensive or disruptive activity. Tenant shall be responsible for the acts and omissions of their employees, agents, invitees and assigns.

28.No Tenant shall use any method of heating or cooling other than that provided by the Landlord, without the Landlord’s consent, which shall not be unreasonably withheld or delayed, or conditioned.

29.Each Tenant shall keep the Premises in a good state of cleanliness (without limiting or waiving and subject to Landlord’s obligations for cleaning under the Lease), and for such purposes shall, during the term of the Lease, make use of an approved cleaning service for the Building when supplemental cleaning is desired by Tenant. No Tenant shall employ any person or persons other than an approved cleaning service for the Building for the purpose of cleaning, or of taking charge of the Premises unless other arrangements have been approved by Landlord in writing. Each Tenant agrees that the Landlord shall not be responsible to any Tenant for any damage or loss of property within the Premises, except to the extent arising from the negligence or willful misconduct of Landlord or its employees, contractors, agents or invitees.

30.Tenant shall not install, attach or modify any appurtenances to the plumbing or HVAC systems without the Landlord’s prior written consent and Tenant shall indemnify and hold Landlord harmless from any and all loss occasioned by the installation, modification or attachments of said appurtenances.

31.Tenant shall not be permitted to use or keep in the Property any kerosene, burning fluid, or other illuminating material, inflammable, explosive, corrosive or otherwise harmful substance or materials, except as is customary in office or computer facilities, without the Landlord’s consent. Notwithstanding such consent, Tenant shall be solely liable and responsible for ensuring that such material is kept, maintained, stored, destroyed, disposed and discharged in accordance with all applicable federal, state, regulatory and local laws, regulations and ordinances as well as industry standards and practices. Tenant shall indemnify and hold Landlord harmless for its failure to comply with the above.

32.All complaints by a Tenant shall be made in writing to the Landlord. Each tenant shall give to the Landlord’s Building superintendent prompt written notice of any damage known to Tenant or defect in pipes, wires, appliances or fixtures in or about the premises and of any damage to any part of the premises.

33.Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its reasonable judgment shall from time to time, be required for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT F

Sample Commencement Date Agreement

The Parties hereto, Prospect Fifth Ave, LLC, (“Landlord”) and      (“Tenant”), are Parties under a certain Commercial Lease (“Lease”) dated _ , for approximately rentable square feet + or - being a portion of the floor at 400 Fifth Ave, Waltham, MA (“Premises”), and hereby agree for mutual consideration, the receipt of which is hereby acknowledged by both parties, as follows:

1.	As used in the Lease, the term “Commencement Date” shall mean

 ; and

2.	As used in the Lease, the term “Rent Commencement Date” shall mean

 ; and

3.	As used in the Lease, the term “Expiration Date” shall mean ; and
4.	The first Lease Year shall be from to ; and
5.	The amount of $ which was previously paid by the Tenant pursuant to Section 1.2 of the Lease shall be applied to the installment of monthly base rent commencing on and on the Tenant shall make a partial payment to bring the Tenant’s account current (strike if not applicable); and
6.	Thereafter all payments shall be made on the first of each month pursuant to the Lease; and
7.	If there are any inconsistencies between this agreement and the Lease, the terms of the Lease Agreement shall prevail; and
8.	Tenant accepts the Premises in the condition required by the Lease and otherwise in “As-Is” condition. Tenant acknowledges that the all work contemplated pursuant to the Lease, has been completed to the full satisfaction of the Tenant or is subject to completionofthefollowingpunchlistitems:

 .

All other terms and provisions under the Lease shall remain unchanged and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the said Parties hereto set their hands and seals this day of

 , 20   .

TENANTLANDLORD

Prospect Fifth Ave LLC

,

Duly AuthorizedDuly Authorized

EXHIBIT G

Appraisal Methodology for Extension Option Basic Rent

Within ten (10) Business Days after the expiration of the FMR Resolution Period (the “Broker Selection Deadline”), the parties shall each appoint an licensed commercial broker who has at least ten (10) years of experience and is knowledgeable in office rentals in the market where the Building is located. The two brokers shall together appoint a third licensed commercial real estate broker with the same qualifications, but the third commercial broker shall not have been hired or worked for either party for the past three (3) years. The three (3) brokers shall then each determine within twenty (20) days the then fair market value rental rate (taking into account leasehold improvements, allowances, rent abatements, commissions and other prevailing market concessions and allowances) for such space, taking into consideration the office rental market in Boston Metro West area for comparable space and the rental rates then being quoted to new tenants for comparable office space in the Building and other comparable office buildings in the Boston Metro West area. The fair market value rental rate (Basic Rent) for the extension option term shall thereafter be determined to be the amount equal to: (x) the average of the two appraisals which are closest in dollar amount to each other except that if all three appraisals are apart in equal amounts, the appraisal which falls in the middle shall be the fair market value rental rate and yearly increases on the anniversary of the commencement date of the extension term. If either party fails to select a broker by the Broker Selection Deadline, then the broker selected by the other party, if selected by the Broker Selection Deadline, shall be the sole broker. Landlord and Tenant shall share equally the expense of any and all brokers. The broker(s) shall be obligated to make a determination of fair market value rental rate within thirty (30) days of the appointment of either the single broker (if only one) and within thirty (30) days of the appointment of the third broker (if three are so appointed).

In determining the fair market value rental rate for the extension term, the brokers shall consider, among other things, the then current arms’ length basic rent being charged to tenants for comparable buildings in the Boston Metro West area market area.

The brokers shall not have the right to modify any provision of this Lease and shall only determine the fair market value rental rate as provided above for purposes of determination of the Basic Rent under this Lease for the extension term, subject to the limitations provided above.

The Tenant, after receiving the determination by the brokers, may decide not to exercise the option by providing notice to Landlord within ten (10) days of receiving the determination. Failure to provide timely notice shall constitute de facto exercise of the option at the fair market rental rate determined by the brokers.

EXHIBIT H

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE: BENEFICIARY:

APPLICANT:

Burlington, Massachusetts 01803

AS “TENANT”

AMOUNT:US$ (  AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:

LOCATION: AT OUR COUNTERS IN BOSTON, MASSACHUSETTS DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.

 IN YOUR FAVOR AVAILABLE BY YOUR DRAFT DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT "B" ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.
2.	A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED

OFFICER OR AGENT, FOLLOWED BY ITS DESIGNATED TITLE, STATING THE FOLLOWING:

(A)“THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US FROM APPLICANT PURSUANT TO THAT CERTAIN LEASE BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT.”

OR

(B)	“WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM

BANK THAT LETTER OF CREDIT NO.

 WILL NOT BE RENEWED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATED

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

OUR OBLIGATION UNDER THIS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL, OF ANY PARTY AS TO THE ENFORCEABILITY OF THE LEASE BETWEEN YOU AND TENANT, IT BEING UNDERSTOOD THAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER. IF YOU DELIVER THE WRITTEN CERTIFICATE REFERENCED ABOVE TO US, (I) WE SHALL HAVE NO OBLIGATION TO DETERMINE WHETHER ANY OF THE STATEMENTS THEREIN ARE TRUE, (II) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF THE STATEMENTS MADE IN SUCH CERTIFICATE ARE UNTRUE IN WHOLE OR IN PART, AND

(III) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF TENANT DELIVERS INSTRUCTIONS OR CORRESPONDENCE TO WHICH EITHER (A) DENIES THE TRUTH OF THE STATEMENT SET FORTH IN THE CERTIFICATE REFERRED TO ABOVE, OR (B) INSTRUCTS US NOT TO PAY BENEFICIARY ON THIS CREDIT FOR ANY REASON WHATSOEVER.

PARTIAL AND MULTIPLE DRAWS ARE ALLOWED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND [SIX (6) MONTHS BEYOND LEASE EXPIRATION].

THIS LETTER OF CREDIT MAY BE TRANSFERRED WITHOUT COST TO THE BENEFICIARY, ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF THE TRANSFER AND ONLY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS PRIOR TO 10:00 A.M. E.S.T. TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT:

BOSTON,MASSACHUSETTS  ,ATTENTION:   ORBY

FACSIMILE TRANSMISSION AT: (617) - ; AND SIMULTANEOUSLY UNDER

TELEPHONE ADVICE TO: (617) - , ATTENTION:   ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

WITH

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN ONE (1) BUSINESS DAY AFTER PRESENTATION.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

AUTHORIZED SIGNATUREAUTHORIZED

SIGNATURE

EXHIBIT “A”

DATE:

TO:

RE: STANDBY LETTER OF CREDIT

NO.ISSUED BY

ATTN:L/C

AMOUNT:

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE) (ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

(NAME OF BANK)

AUTHORIZED SIGNATURE

EXHIBIT “B”